UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Willis Group Holdings Public Limited Company
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Notice of 2010 Annual General Meeting of Shareholders and Proxy Statement
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
PROXY STATEMENT
GENERAL INFORMATION
ITEM 1
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP
ITEM 2
RATIFICATION OF REAPPOINTMENT OF DELOITTE LLP AS INDEPENDENT AUDITOR AND AUTHORIZATION OF BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO FIX THE REMUNERATION OF THE COMPANY’S AUDITOR
FEES PAID TO INDEPENDENT AUDITORS
AUDIT COMMITTEE PRE-APPROVAL PROCESS
AUDIT COMMITTEE REPORT
ITEM 3
APPROVAL OF THE WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY 2010 NORTH AMERICAN EMPLOYEE STOCK PURCHASE PLAN
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION TABLES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INCORPORATION BY REFERENCE
SOLICITATION OF PROXIES
ETHICAL CODE
SHAREHOLDER AND OTHER PROPOSALS

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

Notice of 2010 Annual General Meeting

of Shareholders and Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Company’s Annual General Meeting of Shareholders to be held on April 21, 2010. This proxy statement, the Company’s 2009 Annual Report and the Irish Statutory Accounts are available, at http://www.proxyvoting.com/wsh.

March 4, 2010

To: Shareholders of the Company

Dear Shareholder,

In December 2009, we sought and received shareholder approval to become incorporated in Ireland, having formerly been incorporated in Bermuda. You are now cordially invited to attend our first Annual General Meeting of Shareholders since becoming incorporated in Ireland at 9:00 am GMT on Wednesday April 21, 2010 at Willis Group Holdings Public Limited Company, Grand Mill Quay, Barrow Street, Dublin 4, Ireland.

In addition to the matters described in the attached Notice of Annual General Meeting and proxy statement, you will have an opportunity to ask questions and to meet your directors and executive officers.

Your representation and vote are important and your shares should be voted whether or not you plan to come to the Annual General Meeting. Please complete, sign, date and return your proxy card promptly.

I look forward to seeing you at the meeting.

Yours sincerely,

Joseph J. Plumeri
Chairman and Chief Executive Officer

Willis Group Holdings Public Limited Company
Grand Mill Quay
Barrow Street
Dublin 4
Ireland

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

NOTICE IS HEREBY GIVEN that the 2010 Annual General Meeting of Willis Group Holdings Public Limited Company (“Willis” or the “Company”), a company incorporated under the laws of Ireland, will be held on April 21, 2010, at 9:00 am GMT on Wednesday April 21, 2010 at Willis Group Holdings Public Limited Company, Grand Mill Quay, Barrow Street, Dublin 4, Ireland for the following purposes:

1.	Election of directors.

2.	Ratification of reappointment of Deloitte LLP as auditors until the close of the next Annual General Meeting of Shareholders and authorization of the Board of Directors acting through the Audit Committee to fix the auditor’s remuneration.

3.	Approval of the Willis Group Holdings Public Limited Company 2010 North American Employee Stock Purchase Plan.

4.	Consideration of and action on such other business as may properly come before the meeting or any adjournment thereof.

The directors will present, during the Annual General Meeting, the Company’s financial statements for the period ended December 30, 2009 prepared in accordance with Irish law (“Irish Statutory Accounts”) and the reports of the directors and auditor thereon. Shareholders present at the meeting will have an opportunity to ask any relevant and appropriate questions regarding the Irish Statutory Accounts and related reports to the representatives of our independent auditor in attendance at the meeting.

Only shareholders of record on February 26, 2010, are entitled to receive notice of, and to attend and vote, in person or by proxy, at the meeting and any adjournment or postponement of the meeting. A shareholder who is entitled to attend the meeting and vote is entitled to appoint one or more proxies to attend, speak and vote. A proxy need not be a member of the Company. Company shareholders of record who attend the meeting may vote their ordinary shares personally at the meeting, even if they have sent in proxies. This Notice and Proxy Statement are being mailed or made available on the Internet to shareholders on or around March 12, 2010, together with a copy of the Company’s 2009 Annual Report, which includes financial statements for the year ended December 31, 2009.

Your vote is important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated if you cannot attend the meeting in person. Please follow the instructions on the proxy card you receive. If you received this proxy statement by regular mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card. If you received this proxy statement through the Internet after receiving a Notice of Internet Availability, you may cast your vote by telephone or over the Internet by following the instructions set out in that notice.

On Behalf of the Board of Directors,

Adam G. Ciongoli
Group General Counsel and Secretary
March 4, 2010

Willis Group Holdings Public Limited Company
Grand Mill Quay
Barrow Street
Dublin 4
Ireland

GENERAL INFORMATION

When did the Company change its jurisdiction of incorporation to Ireland?

The Company sought and received shareholder approval at a special court-ordered meeting of our shareholders of a scheme of arrangement (the “Scheme of Arrangement”) under Bermuda law that resulted in its shareholders owning ordinary shares of Willis Group Holdings Public Limited Company, a company incorporated in Ireland (“Willis-Ireland”), instead of common shares of Willis Group Holdings Limited, a company incorporated in Bermuda (“Willis-Bermuda”), for the purpose of changing the place of incorporation of the parent company of the Group from Bermuda to Ireland. The Scheme of Arrangement became effective at 6:59 p.m. Eastern Time on December 31, 2009 (the “Transaction Time”). This proxy statement relates to the Company’s first Annual General Meeting of Shareholders as a company organized under the laws of Ireland.

References to the “Company” in this proxy statement are to Willis-Bermuda for periods before the Transaction Time and Willis-Ireland for periods after the Transaction Time. References to the “Group” in this proxy statement are to the Company and its subsidiaries. References to “Shares” in this proxy statement are to the common shares of Willis-Bermuda prior to the Transaction Time and the ordinary shares of Willis-Ireland after the Transaction Time.

Why am I receiving these materials?

We are making this proxy statement available to you on or about March 12, 2010 via the Internet, or by delivering a printed version to you by mail, because the Board of Directors is soliciting your proxy to vote at the Company’s 2010 Annual General Meeting of Shareholders on April 21, 2010. The information provided in this proxy statement is for your use in deciding how to vote on the proposals described below.

The following documents are included with this proxy statement and are also available on the website at www.proxyvoting.com/wsh:

•	Our Notice of Annual General Meeting of Shareholders and Notice of Internet Availability of Proxy Materials;

•	Our Annual Report, which includes financial statements

•	Our Irish Statutory Accounts for the period ended December 30, 2009, and the reports of the directors and auditors thereon.

Why do the materials include two sets of financial statements?

Under applicable U.S. securities laws, we are required to send to you our financial statements for the fiscal year ended December 31, 2009 prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Under Irish company law, we are required to provide you with our Irish Statutory Accounts, including the reports of our directors and auditors thereon, which accounts have been prepared in accordance with Irish law.

What proposals are scheduled to be voted on at the meeting?

The three proposals scheduled for a vote are:

Proposal 1: To elect the 11 directors to hold office until the next Annual General Meeting of Shareholders and until his/her successor is elected and qualified;

Proposal 2: To ratify the reappointment of Deloitte LLP as the Company’s independent auditors until the close of the next Annual General Meeting and to authorize the Board of Directors acting through the Audit Committee of to fix the auditor’s remuneration; and

Proposal 3: To approve the Willis Group Holdings Public Limited Company 2010 North American Employee Stock Purchase Plan.

What is the recommendation of the Board of Directors on each proposal scheduled to be voted on at the meeting? How do the Board of Directors and executive officers intend to vote with respect to the agenda items?

The Company’s Board of Directors recommends that you vote FOR the election of each of the directors, FOR the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors and the authorization of the Board of Directors, acting through the Audit Committee, to set the independent auditor’s remuneration; and FOR the approval of the Willis Group Holdings Public Limited Company 2010 North American Employee Stock Purchase Plan. Our directors and executive officers have indicated that they intend to vote their Shares in favor of each of the agenda items. As of February 26, 2010, our directors and executive officers and their affiliates beneficially owned in the aggregate less than five percent of our outstanding Shares.

How do I attend the Annual General Meeting?

All shareholders of record on February 26, 2010 are invited to attend the Annual General Meeting in person. For admission to the meeting, shareholders of record should bring proof of identification and address. Those who have beneficial ownership of Shares held by a bank, brokerage firm or other nominee should bring account statements or letters from their banks, brokers or other nominee showing that they owned Willis Shares as of February 26, 2010. Registration will begin at 8:30 a.m. GMT and the meeting will begin at 9:00 a.m. GMT.

Who is entitled to vote?

Holders of our Shares, as recorded in our share register on February 26, 2010, may vote at the meeting. As of February 26, 2010, the latest practicable date, there were 168,829,678 Shares outstanding. Holders are entitled to one vote per Share. A list of shareholders will be available for inspection for at least 10 days prior to the meeting at our offices at One World Financial Center, 200 Liberty Street, New York, NY 10281-1003.

How do I vote?

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you expect to attend the meeting. You are entitled to appoint one or more proxies to attend, speak and vote instead of you. A proxy need not be a member of the Company. You will be able to change your vote at the meeting if you attend in person.

Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see how you should complete your proxy card and deliver it to the Company.

How do proxies work?

The Company’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your Shares at the meeting, or at any adjournment of the meeting, in the manner you direct. You may vote for or against the proposals or abstain from voting. You may also vote for all, some, or none of the directors seeking election.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your Shares FOR all items of the proposals.

If your Shares are held in an account with a broker, bank or other nominee, this institution is considered the shareholder of record and you are considered the “beneficial owner” or “street name holder” of those Shares. In this case, your broker or bank (or its agent) or other nominee has forwarded the proxy materials, and separate voting instructions, to you. Because you are not the shareholder of record, you may not vote your Shares in person at the Annual General Meeting unless you obtain a valid proxy from the broker, bank or other nominee that holds your Shares, giving you the right to vote the Shares in person at the meeting. As the beneficial owner of the Shares, you have the right to direct your broker, bank or other nominee how to vote your Shares by following the voting instructions provided to you with the proxy materials. Under relevant New York Stock Exchange (“NYSE”) rules, if you do not instruct your broker how to vote, your broker will be able to vote your Shares with respect to “routine” matters such as the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors (Proposal 2) but not “non-routine” matters such as approval of the 2010 ESPP (Proposal 3). Additionally, as a result of a change in NYSE rules, we note that, unlike at our previous annual general meetings, the election of directors will be considered a non-routine matter under NYSE rules and your broker will not be able to vote your Shares with respect to Proposal 1 (Election of Directors) if you have not instructed your broker how to vote.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting or any adjournment or postponement thereof, your proxy gives the person or persons named in the proxy the authority to vote on the matter in accordance with the recommendation of our Board of Directors.

Who is paying the costs of soliciting this proxy?

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions. For further information on these arrangements, please refer to “Solicitation of Proxies.”

If I vote and then want to change or revoke my vote, may I?

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying our Company Secretary. Written revocations to the Company Secretary should be directed to:

Company Secretary
c/o Office of the General Counsel
Willis Group Holdings Public Limited Company
One World Financial Center
200 Liberty Street
New York, NY 10281-1003

or by email to shareholder@willis.com.

If your Shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with this proxy statement to determine how you may change your vote.

What is the quorum required for the Annual General Meeting?

In order to carry on the business of the meeting, we must have a quorum. Under our articles of association, shareholders holding at least 50% of our issued and outstanding Shares present in person or by proxy and entitled to vote constitute a quorum.

Only the Company’s shareholders, their proxy holders, the Company’s directors, the Company’s auditors and the Company’s guests may attend the meeting.

What vote is required for approval of each proposal and what is the effect of broker non-votes and abstentions?

All proposals to be acted on at the meeting require the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Abstentions and broker non-votes, though counted for the purposes of determining that a quorum is present, will not be counted as votes cast and therefore will have no effect. A broker non-vote is a proxy submitted by a broker where the broker fails to vote on behalf of a client on a particular matter because the broker was not instructed by the beneficial owner when such instruction is required by the NYSE with respect to such matter.

Who will count the votes and certify the results?

BNY Mellon Shareowner Services has been appointed as the independent Inspector of Election and will count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results of the voting.

Who is your transfer agent?

Our transfer agent is BNY Mellon Shareowner Services. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Shares and similar issues, can be handled by calling toll-free (866) 259-7716 (U.S.) or (201) 680-6578 (outside the U.S.) or (800) 231-5469 (hearing impaired) or by accessing BNY Mellon’s web site at www.bnymellon.com/shareowner/isd.

How will the proxy materials be distributed and are they available on the Internet?

The instructions for accessing proxy materials and voting can be found in the information you received.

For shareholders who received a notice by mail about the Internet availability of proxy materials: You may access the proxy materials and voting instructions over the Internet via the web address provided in the Notice of Internet Availability. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received the proxy materials by mail: You may vote your Shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

You have the right to request paper copies of the proxy materials, free of charge, regardless of whether you are a record or beneficial owner of Shares. Shareholders of record may request paper copies by emailing to shareholder@willis.com or by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy documents will receive a full set of the proxy documents in the mail. If you hold Shares through brokers, banks or other nominees, you should receive written instructions on how to request paper copies of the proxy materials if you so desire. We recommend that you contact your broker, bank or other nominee if you do not receive these instructions along with the Company’s proxy documents.

ITEM 1

ELECTION OF DIRECTORS

The Company’s memorandum and articles of association state that directors shall hold office only until the next Annual General Meeting of Shareholders unless they are earlier removed or resign before that meeting. All of our directors are seeking election at the Annual General Meeting. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting and serve until the next following Annual General Meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board.

The Board recommends you vote FOR the election of each of the directors.

Nominees for Election

Our Board as a whole has been constituted to be strong in its collective knowledge, integrity, reputation, and leadership abilities, and, as discussed more below, to have a diversity of skills and experience with respect to accounting and financial services, government and regulation, marketing and operations, and global markets. The Corporate Governance and Nominating Committee considers each director’s individual qualifications in light of the overall mix of director attributes when recommending that person for membership on the Board. Following the biographical information for each director below, we have listed qualifications that, in addition to those discussed above, the Board considered in determining whether to recommend the director be nominated for reelection.

William W. Bradley—Senator William W. Bradley, age 66, joined the Board on September 18, 2002. He is a Managing Director of Allen & Company LLC, an investment bank. From 2001-2004 he acted as chief outside advisor to McKinsey & Company’s non-profit practice. Senator Bradley is also currently a director of Starbucks Corp. and Seagate Technology. He was a Senior Advisor and Vice Chairman of the International Council of JP Morgan & Co., Inc. from 1997-1999. During that time, he also worked as an essayist for CBS evening news, a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979-1997 representing the state of New Jersey. In 2000, he was a candidate for the Democratic nomination for President of the United States. Prior to serving in the Senate, he was an Olympic gold medalist in 1964 and a professional basketball player with the New York Knicks from 1967-1977 during which time they won two NBA championships. Senator Bradley holds a BA degree in American History from Princeton University and an MA degree from Oxford University where he was a Rhodes Scholar. He has authored six books on American politics, culture and economy. Currently, Senator Bradley hosts American Voices, a weekly show on Sirius Satellite Radio that highlights the remarkable accomplishments of Americans both famous and unknown.

Senator Bradley has a deep understanding of U.S. governmental and regulatory affairs and public policy based on over 18 years in the U.S. Senate. He also has extensive experience in the private sector, including in financial services and journalism, as well as extensive experience as a director of a range of public companies.

Joseph A. Califano Jr.—Mr. Califano, age 78, joined the Board on April 21, 2004. He has been Chairman of the Board and President of the National Center on Addiction and Substance Abuse at Columbia University in New York City since 1992. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University’s Medical School and School of Public Health and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano was senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education, and Welfare from 1977 to 1979, and he served as President Lyndon B. Johnson’s Assistant for Domestic Affairs from 1965 to 1969. He is the author of 12 books and is a Director and member of the Audit and Nominating and Corporate Governance

Committees of CBS, Inc. He also formerly served as a director on the Boards of Midway Games, Inc., AOP, Viacom, Warnaco, and Automatic Data Processing.

Mr. Califano has a deep understanding of governmental and legal affairs, including the regulation of healthcare. He is a lawyer and also has extensive experience as a director of other significant U.S. companies.

Anna C. Catalano—Ms. Catalano, age 50, joined the Board on July 21, 2006. She was Group Vice President, Marketing for BP plc from 2001 to 2003. Prior to that she held various executive positions in BP and Amoco, including Group Vice President, Emerging Markets at BP; Senior Vice President, Sales and Operations at Amoco; and President of Amoco Orient Oil Company. In addition to frequently speaking on strategic marketing and global branding, Ms. Catalano is a forthright leader on the mentoring and the advancement of women in business and in recognition of her efforts she was recognized by Fortune Magazine in 2001 as being among “The Most Powerful Women in International Business.” She currently serves on the Board of U.S. Dataworks Inc. and the Houston Chapter of the Alzheimer’s Association, and as an advisory board member of BT Global Services and Amyris Biotechnologies, and is also an advisor to the Gulf Coast Juvenile Diabetes Research Foundation. Ms. Catalano formerly served on the boards of SSL International plc, Hercules Incorporated and Aviva plc. Ms. Catalano holds a BS degree in Business Administration from the University of Illinois, Champaign-Urbana.

Ms. Catalano has significant executive experience in international business operations with a focus in marketing. She also brings a unique perspective as a result of her focus on the mentoring and enhancement of women in business.

Sir Roy Gardner—Sir Roy Gardner, age 64, joined the Board on April 26, 2006. He is a Chartered Certified Accountant and Chairman of Compass Group PLC, a food and support services company. He is a Senior Advisor to Credit Suisse and also a Director of Mainstream Renewable Power Limited, Chairman of the Advisory Board of the Energy Futures Lab of Imperial College London, President of Carers UK, Chairman of the Apprenticeship Ambassadors Network and Chairman of Plymouth Argyle Football Club (United Kingdom). He is a former Chief Executive of Centrica plc, Chairman of Manchester United plc, Finance Director of British Gas plc, Managing Director of GEC-Marconi Ltd, Director of GEC plc and of Laporte plc.

Sir Roy Gardner has extensive experience in finance and extensive operations experience in senior positions, including as CEO. He has deep experience in the UK business community, an important market for the Company.

The Rt. Hon. Sir Jeremy Hanley, KCMG—Sir Jeremy Hanley, age 64, joined the Board on April 26, 2006. He is a Chartered Accountant and a director of Willis Limited, a subsidiary of the Company, a director and member of the Audit and Compliance Committee of Lottomatica S.p.A and a director and member of the Audit and Remuneration Committees of Langbar International Limited. He is also a Director and Chairman of the Audit Committee of the Joint Arab-British Chamber of Commerce and a member of the Advisory Board of Blue Hackle Limited. Sir Jeremy was a Member of Parliament for Richmond and Barnes from 1983 to 1997 and held a number of ministerial position in the U.K. Government, including Under Secretary of State for Northern Ireland, Minister of State for the Armed Forces, Cabinet Minister without Portfolio at the same time as being Chairman of the Conservative Party and Minister of State for Foreign & Commonwealth Affairs. He retired from politics in 1998. He also served on the boards of Onslow Suffolk Limited, Mountfield Group Limited, Nymex London Limited and ITE Group plc.

Sir Jeremy Hanley has a deep understanding of U.K. governmental and regulatory affairs and public policy based on his 14 years as a member of Parliament and significant ministerial positions in the UK government. He also is a UK chartered accountant and has extensive experience as a director of a range of UK public companies.

Robyn S. Kravit—Ms. Kravit, age 58, joined the Board on April 23, 2008. She is an international business executive with over 26 years of experience in establishing and directing significant China-based operations engaged in the international trading of industrial raw materials. Ms. Kravit co-founded Tethys Research LLC, a biotechnology company, and has acted as its Chief Executive Officer since 2000. Ms. Kravit is a Director of FONZ, the organization which manages commercial and educational activities for Smithsonian’s National Zoological Park and chairs its Audit Committee. In addition, she serves on the Advisory Council of John Hopkins University’s Whiting School of Engineering. Ms. Kravit holds a BA in East Asian Studies from Vassar College, and a MA in East Asian Studies from Harvard University.

Ms. Kravit has over 26 years of business experience with Chinese-based operations, an emerging market for the Company. She also has operational experience as a CEO of a company she founded.

Jeffrey B. Lane—Mr. Lane, age 67, joined the Board on April 30, 2008. He has been Chief Executive Officer of Modern Bank, a private bank, since July 1, 2008. Prior to joining Modern Bank, he was Chairman and Chief Executive Officer of Bear Stearns Asset Management and was previously Vice Chairman of Lehman Brothers, Co—Chairman of Lehman Brothers Asset Management and Alternatives Division, and Chairman of Neuberger Berman Inc. He has also held senior management positions with Travelers Group, including Vice Chairman of that company’s Smith Barney division, and with Shearson Lehman Brothers.

Mr. Lane has extensive experience in the financial sector, including senior management positions with significant U.S. asset management and investment businesses and most recently as CEO of a bank.

Wendy E. Lane—Ms. Lane, age 58, joined the Board on April 21, 2004. She has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. Ms. Lane is also a Director and Nominating and Corporate Governance and Audit Committee member of Laboratory Corporation of America, and a director and Audit Committee member of UPM-Kymmene Corporation. She is also a Trustee of the U.S. Ski and Snowboard Team Foundation. Ms. Lane holds a BA from Wellesley College and a MBA from Harvard Business School.

Ms. Lane is a founder of her own investment firm and has extensive experience in investment banking, including financings and mergers and acquisitions. She also has extensive experience in governance matters.

James F. McCann—Mr. McCann, age 58, joined the Board on April 21, 2004. Mr. McCann has served since 1976 as Chairman and Chief Executive Officer of 1-800-FLOWERS.COM, Inc, a florist and gift shop company. He also serves as a director and Compensation Committee member of Lottomatica S.p.A. He previously served as a director of Gateway, Inc. and The Boyds Collection, Ltd.

Mr. McCann has substantial management, strategic and operational experience as Chairman and CEO of a consumer-product and service-based public company for over 30 years.

Joseph J. Plumeri—Mr. Plumeri, age 66, joined the Board on February 8, 2001. He is our Chairman and Chief Executive Officer. Prior to joining the Willis Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors, where his responsibilities included overseeing the 450 North American retail branches of Citigroup’s Citibank unit. Before that, Mr. Plumeri served as Chairman and Chief Executive Officer of Citigroup’s Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup’s predecessor, Travelers Group Inc. In 1993, Mr. Plumeri became the President of a predecessor of Citigroup’s Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He is also a board member of a number of organizations, including The Board of Visitors of the College of William & Mary and The National Center on Addiction and Substance Abuse at Columbia University, and formerly served as a director of Commerce Bancorp Inc. and a Trustee for the Granum Value Fund.

Mr. Plumeri is our Chairman and CEO and, before joining the Company, he had over 30 years experience in the financial services industry. Since joining the Company, he has navigated a number of challenges, including the soft insurance market, the current global economic downturn and an industry-wide investigation by former Attorney General Eliot Spitzer regarding the placement of insurance.

Douglas B. Roberts—Mr. Roberts, age 62, joined the Board on February 13, 2003. He is the former Treasurer for the State of Michigan, a position held from April 2001 to December 2002 and from January 1991 to November 1998. From January 1999 to March 2001 he was Vice President of Business Development and Best Practices at Lockheed Martin IMS. Prior to January 1991, Mr. Roberts worked in the Michigan Senate as Director, Senate Fiscal Agency from April 1988 to December 1990 and as Deputy Superintendent of Public Instruction for the Department of Education. Mr. Roberts holds a doctorate in Economics from Michigan State University. Currently, Mr. Roberts is both a Professor and the Director for the Institute for Public Policy and Social Research at Michigan State University.

Mr. Roberts has a deep understanding of public finance and other public policy matters from his extraordinary record as a Michigan state treasurer and his current academic position.

Please also see the Corporate Governance and Nominating Committee’s recommendations regarding the appointment of a new director discussed below in “Corporate Governance—Board Leadership Structure.”

CORPORATE GOVERNANCE

The Board, Board Committees and Meetings

The Board has adopted Corporate Governance Guidelines which meet the NYSE’s listing standards, including the requirement that a majority of the Company’s Board is independent and that the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are comprised solely of independent directors. The Board has determined that, with the exception of Mr. Plumeri, all the directors shown above and the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent under the relevant U.S. Securities and Exchange Commission (“SEC”) rules, NYSE listing standards and the Company’s Corporate Governance Guidelines. The Company’s Director Independence Standards are part of the Company’s Corporate Governance Guidelines.

In considering the independence of the directors, the Board considered that the Company, in the ordinary course of business and on commercial terms, (i) provides services (such as insurance broking or consultancy services) to, (ii) pays for services from and/or (iii) provides charitable donations to organizations with which the following members of the Board are connected: Mr. Bradley; Mr. Califano; Ms. Catalano; Sir Roy Gardner; Sir Jeremy Hanley; Ms. Lane; and Mr. McCann. In addition, in the ordinary course of business and on commercial terms, certain of the directors pay for services from the Company in their individual capacity: Mr. Lane, Ms. Kravit and Mr. McCann. The Board also considered that Mr. Plumeri made an investment of £100,000 in an entity to assist that entity in purchasing a minority interest in the Plymouth Argyle Football Club (United Kingdom), of which Sir Roy Gardner serves as chairman. This represents an indirect ownership interest in the Club by Mr. Plumeri of less than 1%.

Our Corporate Governance Guidelines and board Committee Charters can be found in the Investor Relations—Corporate Governance section of our website at www.willis.com. Copies are also available free of charge on request from the Company Secretary, Willis Group Holdings Public Limited Company, c/o Office of General Counsel, One World Financial Center, 200 Liberty Street, New York, NY 10281-1033.

The Board met formally seven times in 2009. Each Director attended at least 75% of the aggregate of the total number of meetings held in 2009 of the Board and any committee on which he or she served.

The independent directors held separate executive sessions without senior management following each of the four regularly scheduled quarterly meetings of the Board in 2009. The Chairman of each such session was the Chair of the Corporate Governance and Nominating Committee. Neither the Chairman and CEO nor any member of management, at any level, attend the executive sessions of the independent directors.

All directors are expected to make every effort to attend the Annual General Meeting, and all of the serving directors attended this meeting in 2009.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman and CEO of the Company are currently held by the same person, Joseph J. Plumeri. The Board believes that the Company and its shareholders are best served by having Mr. Plumeri serve in both positions. Mr. Plumeri is most familiar with our business and the challenges the Company faces in the current environment, and his experience and expertise makes him best suited to set agendas for, and lead discussions of, strategic matters affecting the Company at this time. Moreover, this structure enables Mr. Plumeri to act as a bridge between management and the Board, and helps to promote unified leadership and direction.

As noted above, the members and chairs of each of our Board committees are independent based on our governance standards and those of the SEC and NYSE. As a result, independent directors directly oversee such critical matters as the compensation policy for our executive officers, our corporate governance guidelines, and the integrity of our financial statements and internal controls over financial reporting. In addition, the Chair of the Corporate Governance and Nominating Committee presided over four separate executive sessions of the independent directors without senior management in 2009.

The Executive Committee has the full powers, authorities and discretions of the Board of the Directors, when it is not in session, in the management of the business and affairs of the Company, except as otherwise provided in the resolutions of the Board and under applicable law. The Executive Committee, whose members are Joseph J. Plumeri (Chairman), William W. Bradley, Joseph A. Califano, Jr. and Sir Roy Gardner, did not meet in 2009.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s financial statements; (ii) the selection and oversight of the independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications and independence; (v) the performance of the independent auditors and the Company’s internal audit function; (vi) the establishment and maintenance of proper internal accounting controls and procedures; and (vii) the treatment of employees’ concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, management and the Board. The Audit Committee operates pursuant to a Charter, a copy of which can be found in the Investor Relations—Corporate Governance section of the Company’s website at www.willis.com. The Audit Committee, whose members are Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane met five times during 2009. Mr. Roberts, Sir Jeremy Hanley and Ms. Lane are considered to be Audit Committee Financial Experts in light of their financial experience described in their biographies above.

The Compensation Committee determines the compensation of the Company’s Chairman and CEO and makes recommendations to the Board in respect of the compensation of non-employee directors and other executive officers. In addition, the Compensation Committee administers the Company’s share-based award plans and, in consultation with senior management, establishes the Company’s general compensation philosophy. In connection with those objectives, the Compensation Committee is also responsible for: (i) overseeing the development and implementation of compensation programs;

(ii) reviewing and approving annually corporate performance goals and objectives relevant to the compensation of the Chairman and CEO and evaluating his performance in light of those goals and objectives; (iii) reviewing and approving compensation policies applicable to the senior management of the Company; (iv) making recommendations to the Board on the Company’s existing and proposed incentive compensation plans and equity-based plans and overseeing the administration of these plans; (v) making recommendations to the Board with respect to non-CEO executive officer compensation in light of the Compensation Committee’s evaluation of the officers; and (vi) making recommendations to the Board on the non-employee directors’ compensation. The Compensation Committee operates pursuant to a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. The Compensation Committee, whose members are Sir Roy Gardner (Chairman), Jeffrey B. Lane and James F. McCann, met five times during 2009.

The Corporate Governance and Nominating Committee identifies and recommends individuals to the Board for nomination as members of the Board and its Committees, including this Committee. The Corporate Governance and Nominating Committee identifies director nominees by preparing a candidate profile based upon the current Board’s strengths and needs and by utilizing the personal network of the Board and senior management. Nominees must meet minimum qualification standards with respect to a variety of criteria including integrity, reputation, judgment, experience, maturity, skills and personality, commitment and independence. The Corporate Governance and Nominating Committee may also take into consideration additional factors it deems appropriate, which may include skill, experience with business and other organizations, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committee thereof.

The Corporate Governance and Nominating Committee also considers diversity when assessing the appropriateness of Board membership. The Company’s Corporate Governance Guidelines provide that the Company is committed to maintaining diversity within the Board. Diversity is not defined in the Corporate Governance Guidelines or in the Corporate Governance and Nominating Committee’s charter, each of which can be found in the Investor Relations—Corporate Governance section of the Company’s website at www.willis.com. Diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge, and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that our commitment is demonstrated by the current structure of our Board and the varied backgrounds and skill sets of our directors.

With feedback from the Board members, members of the Corporate Governance and Nominating Committee initiate contact with preferred candidates and, following feedback from interviews conducted by Committee and Board members, recommends candidates to join the Board. The Corporate Governance and Nominating Committee has the authority to retain a search firm to assist with this process. The Corporate Governance and Nominating Committee considers candidates nominated by shareholders and ensures that such nominees are given appropriate consideration in the same manner as other candidates. In addition, the Corporate Governance and Nominating Committee develops and recommends to the Board the corporate governance principles, including independence standards for directors of the Company. The Corporate Governance and Nominating Committee, whose members are William W. Bradley (Chairman), Joseph A. Califano Jr. and Anna C. Catalano met five times during 2009.

On March 1, 2010, the Corporate Governance and Nominating Committee agreed to recommend that Michael Somers, whose biography is set forth below, be appointed as a new director to the Board. In addition, in accordance with its Charter, the Corporate Governance and Nominating Committee considered the composition of the Committees of the Board of Directors for 2010 and agreed to recommend that they be comprised, on a going-forward basis following the Board’s approval, as follows:

•	Executive Committee: Joseph J. Plumeri (Chairman), William W. Bradley, Joseph A. Califano, Jr. and Sir Roy Gardner;

•	Audit Committee: Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane;

•	Corporate Governance and Nominating Committee: William W. Bradley (Chairman), Joseph A. Califano, Jr. and Anna C. Catalano;

•	Compensation Committee: Wendy E. Lane (Chairman), Jeffrey B. Lane and James F. McCann; and

•	Risk Committee: Sir Roy Gardner (Chairman), Anna C. Catalano and Michael J. Somers (pending appointment by the Board of Directors).

The Board will consider, and if appropriate will approve, both the new director and Committee recommendations at its regularly scheduled April meeting.

Michael J. Somers—Dr. Somers, age 67, was Chief Executive Officer of the Irish National Treasury Management Agency from 1990, when it was established, until the end of 2009. The Agency, which is a commercial entity outside the public administration, was initially set up to arrange Ireland’s borrowing and manage its National Debt. Its remit was extended to establish and manage the National Pensions Reserve Fund, of which he was a Commissioner, and the National Development Agency, of which he was Chairman. It also incorporated the State Claims Agency, which handles claims against the State and against hospitals and other medical institutions. He previously worked in the Irish Department of Finance and the Central Bank and served as Secretary General of the Department of Defence from 1985 to 1987. He was the Irish member of the EU Monetary Committee from 1987 to 1990 and chaired the EU group that established the European Bank for Reconstruction and Development. He served on the board of the Irish Stock Exchange until the end of 2009. He is currently the Irish Director on the Board of the European Investment Bank and also serves on the Boards of Allied Irish Banks plc, St. Vincent’s Healthcare Group Ltd., the Institute of Directors and is a Council member of the Dublin Chamber of Commerce. He was awarded the honour of Chevalier of the Légion d’Honneur by the President of France. Dr. Somers is also in the process of joining the Board of Hewlett Packard International Bank in Dublin. He holds B. Comm, M.Econ.Sc and Ph.D degrees from University College Dublin.

Dr. Somers has extensive knowledge and experience in serving the Irish and European financial, business and governmental community. The Irish market is important to the Group which recently completed its redomicile to Ireland, in part, to facilitate business expansion.

The Risk Committee was formed by the Board in October 2009 and is responsible for assisting the Board in: (i) monitoring oversight of the Company’s enterprise risk management; (ii) overseeing, on the basis of proposals from management, the creation, and subsequent iteration, of a framework, for approval by the Board, in relation to the management of risk; (iii) reviewing the adequacy of the Company’s resources to perform its risk management responsibilities; (iv) reviewing the activities of the Company’s Enterprise Risk Management Committee (“ERMC”), as well as reviewing and approving annually the Company’s Enterprise Risk Management Policy; (v) meeting with the chairman and/or other members of the Company’s EMRC and Audit Committee, as needed or advisable, to discuss the Company’s corporate risk management framework and/or related areas; and (vi) reviewing and recommending any major transactions or decisions affecting the Company’s risk profile or exposure. The Risk Committee will operate pursuant to a Charter, a copy of which can be found in the Investor Relations—Corporate Governance section of the Company’s website at www.willis.com. We expect members of the Risk Committee to be those directors recommended by the Corporate Governance and Nominating Committee discussed above. The first meeting of the Risk Committee is scheduled for April 2010.

Risk Oversight

The Board of Directors has the ultimate oversight responsibility for the risk management function of the Company. The Company has implemented an enterprise-wide approach to risk management and has established the ERMC. The members of the ERMC include senior executives in the finance, legal, internal audit and IT departments, including our Group General Counsel, Chief Financial Officer and Group Chief Operating Officer. It also includes senior representatives from the Company’s main operating units such as our North American, Reinsurance and Global Specialties and UK and Ireland Retail businesses. The ERMC has adopted the Enterprise Risk Management Policy, which operates as a framework for the identification, assessment, measurement, reporting and management of exposure to the Company’s risk on an enterprise-wide basis. During each quarter of 2009, the full Board of Directors participated in an enterprise risk management review with management, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

In addition to the Risk Committee discussed above, the various committees of the Board also assist it in its responsibility for oversight of risk management. In particular, the Audit Committee focuses on major financial risk exposures, the steps management has taken to monitor and control such risks, and, if appropriate, discusses with the independent auditor the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure and operational/strategic risk.

Communications with Shareholders and Other Constituencies

The Chairman and CEO is responsible for establishing effective communications with the Company’s stakeholder groups, including shareholders, the press, analysts, clients, suppliers, governments and representatives of the communities in which it operates. It is the policy of the Company to appoint individuals to communicate and interact fully with these stakeholders and the Board will look to senior management to speak for the Company. This policy does not preclude outside directors from communicating directly with shareholders or other constituencies about Company matters, but any such communications will generally be held at the request of the Board or senior management or with senior management present.

An interested person may communicate with independent directors or the non-management directors as a group by writing to the Company Secretary, c/o Office of General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1003.

A shareholder who wishes to propose an individual to the Corporate Governance and Nominating Committee for its consideration as a nominee for election to the Board may do so by writing to the Company Secretary, c/o the Office of the General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1003.

For a more detailed description regarding the solicitation of proxies, including with respect to shareholder nominations of directors, see “Solicitation of Proxies.”

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following tables show the number of Shares beneficially owned, as of February 26, 2010:

•	By each owner of 5% or more of our outstanding Shares, and

•	By each of our directors and executive officers.

The amounts and percentages of our Shares beneficially owned are reported in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of February 26, 2010 (i.e., April 27, 2010). Also, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares subject to share awards held by that person that are currently exercisable, or vest within 60 days of February 26, 2010, are deemed issued and outstanding. These Shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person

5% Beneficial Owners

Number
	of Shares	Percent
	Beneficially	Beneficially
Name and Address	Owned	Owned

Southeastern Asset Management, Inc.(1)	15,784,500	9.4%
6410 Poplar Avenue Suite 900 Memphis TN 38119, USA

(1)	The following information is based solely on Southeastern Asset Management, Inc’s (“Southeastern”) Schedule 13G/A filed with the SEC on February 5, 2010. Percentage of our Shares is as reported in their Schedule 13G/A. The information is presented by Southeastern as a registered investment adviser. All of the Shares reported by Southeastern Asset Management are owned legally by Southeastern’s investment advisory clients and none are owned directly or indirectly by Southeastern. The amount beneficially owned includes 4,812,500 Shares beneficially owned by discretionary accounts in which Southeastern has sole voting power and 6,000,500 Shares beneficially owned by discretionary accounts in which Southeastern has sole dispositive power. It also includes 9,784,000 Shares beneficially owned by a series of Longleaf Partners Funds Trust in which Southeastern shares voting and dispositive power and 1,188,000 Shares in which it has no voting power. Mr. O. Mason Hawkins, Chairman of the Board and CEO of Southeastern, may be deemed to beneficially own the Shares held by Southeastern. Mr. Hawkins disclaims beneficial ownership of the Shares.

Security Ownership of Management

	Number
	of Shares	Percent
	Beneficially	Beneficially
Name	Owned(1)	Owned

Joseph J. Plumeri	3,831,608	2.26%
William W. Bradley	137,244	*
Joseph A. Califano, Jr.	40,870	*
Anna C. Catalano	21,870	*
Sir Roy Gardner	26,870	*
Sir Jeremy Hanley	24,870	*
Robyn S. Kravit	2,042	*
Jeffrey B. Lane	2,042	*
Wendy E. Lane	41,870	*
James F. McCann	38,870	*
Douglas B. Roberts	45,296	*
Donald J. Bailey	136,716	*
Adam G. Ciongoli	54,273	*
Peter C. Hearn	134,230	*
David B. Margrett	142,406	*
Grahame J. Millwater	288,360	*
Susan A. Sztuka-Gunn	9,038	*
Sarah J. Turvill	264,914	*
Stephen E. Wood(2)	—	*
Timothy D. Wright	50,000	*

All of our Directors and Executive Officers (20 persons)	5,293,389	3.11%

*	Less than 1%.

(1)	The number of Shares in which the directors and executive officers are deemed to have beneficial interest as at the date of this proxy statement include the following Shares under options that will be exercisable and/or restricted share units (“RSUs”) that will vest on or before April 27, 2010:

Mr. Plumeri, 350,000 options to purchase Shares and 83,652 RSUs; Mr. Bradley, 130,000 options to purchase Shares and 1,361 RSUs; Mr. Califano, 35,000 options to purchase Shares and 3,189 RSUs; Ms. Catalano, 18,000 options to purchase Shares and 1,361 RSUs; Sir Roy Gardner, 18,000 options to purchase Shares; Sir Jeremy Hanley, 18,000 options to purchase Shares and 3,189 RSUs; Ms. Kravit, 1,361 RSUs; Ms. Lane, 35,000 options to purchase Shares; Mr. McCann, 35,000 options to purchase Shares and 1,361 RSUs; Mr. Roberts, 35,000 options to purchase Shares and 3,189 RSUs; Mr. Bailey, 113,202 options to purchase Shares and 6,912 RSUs; Mr. Ciongoli, 50,000 options to purchase Shares and 3,625 RSUs; Mr. Hearn, 100,035 options to purchase Shares and 18,010 RSUs; Mr. Margrett, 130,000 options to purchase Shares and 5,932 RSUs; Mr. Millwater, 200,000 options to purchase Shares and 13,052 RSUs; Mrs. Sztuka-Gunn, 5,000 options to purchase Shares and 1,918 RSUs; Mrs. Turvill, 150,000 options to purchase Shares and 5,547 RSUs; and Mr. Wright 50,000 options to purchase Shares.

(2)	Stephen E. Wood was appointed Interim Group Chief Financial Officer effective with the departure of Patrick C. Regan on February 19, 2010.

ITEM 2

RATIFICATION OF REAPPOINTMENT OF DELOITTE LLP
AS INDEPENDENT AUDITOR AND AUTHORIZATION OF BOARD OF
DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE,
TO FIX THE REMUNERATION OF THE COMPANY’S AUDITOR

The Audit Committee, in accordance with the authority granted by the Board of Directors, recommended for Board ratification the reappointment of Deloitte LLP, Independent Registered Public Accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2010. This selection was approved by the Board in February 2010, and ratification of such approval is being sought from shareholders at the Annual General Meeting. Deloitte LLP acted as the Company’s independent auditors for the year ended December 31, 2009. Representatives of Deloitte LLP will attend the meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to answer any pertinent questions.

A majority of the votes cast by shareholders at the Annual General Meeting is required to ratify the reappointment of Deloitte LLP and to refer the issue of their remuneration for the 2010 audit to the Board of Directors, acting through the Audit Committee. In accordance with the Company’s articles of association, the Board of Directors delegates the determination of the audit fee, as well as fees for permitted non-audited services, to the Audit Committee.

The Board recommends you vote FOR the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors and the authorization of the Board, acting through the Audit Committee, to determine the auditor’s remuneration.

FEES PAID TO INDEPENDENT AUDITORS

The following fees have been, or will be, billed by Deloitte LLP and their respective affiliates for professional services rendered to the Company for the fiscal years ended December 31, 2009 and December 31, 2008.

	2009	2008
	$’000	$’000

Audit fees(1)	5,981	5,767
Audit related fees(2)	132	76
Tax fees(3)	33	336
All other fees	20	—

Total fees	6,166	6,179

(1)	Fees for the audits of the Company’s annual financial statements and reviews of the financial statements included in the Company’s quarterly reports for that fiscal year, services relating to the Company’s registration statements and U.S. GAAP accounting consultations and Sarbanes-Oxley Section 404 work.

(2)	Audit related fees relate to professional services such as employee benefit plan audits and non-statutory audits and, for 2009, accounting opinions and advice on the redomicile of the place of incorporation of the parent company of the Group from Bermuda to Ireland.

(3)	Tax fees comprise fees for various tax compliance engagements.

The Audit Committee approved all of the services described above in accordance with the Company’s pre-approval policy. Less than 1% of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01 (c)(7)(i)(C) under Regulation S-X.

AUDIT COMMITTEE PRE-APPROVAL PROCESS

The Audit Committee has adopted a policy regarding the Pre-Approval of Independent Auditors’ Services, which can be found in the Investor Relations — Corporate Governance of the Company’s website at www.willis.com. This policy requires all services provided by the Company’s independent auditors, both audit and permitted non-audit, to be pre-approved by the Audit Committee or the Chairman of the Audit Committee or, in his absence, any other member of the Committee.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight with respect to: (i) the integrity of the Company’s financial statements; (ii) the selection and oversight of the independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications and independence; (v) the performance of the independent auditors and the Company’s internal audit function; (vi) the establishment and maintenance of proper internal accounting controls and procedures; and (vii) the treatment of employees’ concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy. The Audit Committee operates under a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willis.com. Executive management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2009, with management and the independent auditors. These discussions included the judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of the disclosures and the appropriateness of the accounting principles and underlying estimates and other communications required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Audit Committee has discussed with the auditors the auditors’ independence from the Company and its management, including the written disclosures and the letter received from the auditors regarding the auditors’ communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board in Rule 3526, Communication with Audit Committees Concerning Independence. The independent auditors and the Company’s Internal Auditors had full access to the Audit Committee, including regular meetings without management present.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing their oversight function, members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. GAAP or that the financial statements are presented in accordance with U.S. GAAP.

Based upon the review discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended that Deloitte LLP be retained to audit the financial statements of the Company for the fiscal year ending December 31, 2010, and agreed that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC. The Audit Committee also recommended that Deloitte LLP be retained to conduct the integrated audit of the Company’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2010.

The Audit Committee is comprised of Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane. Mr. Roberts, Sir Jeremy Hanley and Ms. Lane are all independent Audit Committee Financial Experts as defined by Regulation S-K in view of their respective financial expertise.

Submitted by the Audit Committee of the Board of Directors

Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane.

ITEM 3

APPROVAL OF THE WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2010 NORTH AMERICAN EMPLOYEE STOCK PURCHASE PLAN

In February 2010 our Board of Directors approved the adoption of a new employee stock purchase plan titled The Willis Group Holdings Public Limited Company 2010 North American Employee Stock Purchase Plan (the “ESPP”). Our current employee stock purchase plan, the Willis Group 2001 North American Employee Stock Purchase Plan, will expire in May 2011.

We believe that equity participation by employees is important in creating an environment in which employees will be motivated to remain employed and be productive for long periods of time. We further believe that the attraction, retention and motivation of highly qualified personnel are essential to our continued growth and success and that incentive plans, such as the ESPP, help us to remain competitive in our compensation practices. In addition, we believe that the ESPP is an effective way to assure alignment of employees’ and shareholders’ interests and are in the best interest of our shareholders.

Required Vote

A majority of the votes cast by shareholders at the Annual General Meeting is required to approve the ESPP.

The Board recommends you vote FOR the approval of the Willis Group Holdings Public Limited Company 2010 North American Employee Stock Purchase Plan.

Summary of Employee Stock Purchase Plan

The following is a summary of the material terms of the ESPP, but does not include all of the provisions of the ESPP. For further information about the ESPP, we refer you to a complete copy of the ESPP, which is attached as Appendix A to this proxy statement.

The purpose of the ESPP is to give eligible employees of certain of our subsidiaries in the United States and Canada the opportunity to purchase our Shares through the use of payroll deductions. The plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, which will provide the U.S. taxpayer participants in the plan with certain tax benefits upon their subsequent sale or other disposition of our Shares that they will purchase under the terms of the plan. The ESPP will be generally available to all eligible employees, including our named executive officers under the same offering and eligibility terms, and will not be tied to any performance criteria. The ESPP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Administration

The ESPP will be administered by our board of directors or any subcommittee of the board designated by the board to administer the ESPP. The administrator will have the authority to interpret the ESPP, to establish, amend and rescind any rules and regulations relating to the ESPP, and to make any other determinations that it deems necessary or desirable for the administration of the ESPP. All actions taken and all interpretations and determinations made by the administrator are final and binding upon the participants and the Company and the participating subsidiaries.

Shares Subject to the Plan

Our Shares issuable under the ESPP may be either newly issued Shares, treasury Shares or Shares we reacquire, including by purchase on the open market. The number of Shares reserved pursuant to the ESPP is 1,000,000, subject to adjustment.

If any change is made to the Company’s outstanding Shares in connection with any merger, consolidation, reorganization, recapitalization, Share split, Share dividend, or other like change, the administrator may make appropriate adjustments to, without limitation, the number or kind of shares subject to the ESPP and the purchase price of such shares in order to prevent dilution or enlargement of participants’ rights.

Offering Periods

Shares are offered for purchase under the ESPP during one or more offering periods, the timing of which is designated by the administrator. Offering periods will be 6 months in length. An employee who participates in the ESPP for a particular offering period will have the right to purchase our Shares on the terms and conditions set forth below.

Eligibility

In general, all full-time employees of any subsidiary of the Company designated by our Board of Directors as a participating subsidiary will be eligible to participate in the ESPP. In no event may an employee be granted a right to purchase Shares under the ESPP if, immediately after the grant, the employee would own Shares possessing 5 percent or more of the total combined voting power or value of all classes of our capital shares or the capital shares of any of our subsidiaries. The administrator may, in its discretion, exclude employees (i) who have not been continuously employed by a participating subsidiary for up to 2 years and (ii) certain highly compensated employees.

Participation

Eligible employees who enroll in the ESPP may elect to have between 1 and 15 percent of their eligible compensation withheld and accumulated for the purchase of Shares at the end of each offering period in which they participate. A participant may not elect to purchase more than $25,000, or a lesser amount determined by the Board, worth of Shares (based on the fair market value of Shares determined at grant date) in any calendar year and may not purchase more than 5,000 Shares during any single offering period. Amounts credited to a participant’s account will earn interest as determined by the Board.

Each participant may cancel his or her election to participate in the ESPP by written notice to the administrator in such form and at such times as the administrator may require and any accumulated payroll deductions, plus any accrued interest, will be returned to the participant. Participation shall end automatically upon termination of employment for any reason.

Purchase of Shares

Amounts accumulated for each participant will be used to purchase our Shares (in whole or fractional shares) at the end of each offering period. The per Share purchase price will be determined by the administrator, but shall not be less than 85 percent of the lesser of (i) the fair market value of a Share on the first date of the offering period and (ii) the fair market value of a Share on the last date of the offering period. Any amounts not used for the purchase of Shares shall be returned to the participant. No purchase rights will be assignable or transferable by the participant.

As soon as practicable following the end of each offering period, the number of Shares purchased by each participant will be deposited into an account established in the participant’s name with a stock brokerage firm designated by the Board of Directors. The brokerage firm will hold the Shares until the second anniversary of the first day of the offering period from which the Shares were purchased. Unless otherwise permitted by our board, dividends that are declared on the Shares held in such account will be paid in cash to the participant. At the end of the two-year holding period the participant may transfer his or her Shares to another brokerage firm or request that the Shares be issued to him or her. Any fractional Shares will be paid out in cash.

Resale Restrictions

The ESPP is intended to provide our Shares for investment by employees and not for resale. A brokerage firm designated by the Board of Directors will hold all Shares purchased pursuant to the ESPP until the second anniversary of the first day of the offering period from which the Shares were purchased. We do not intend to restrict or influence any participant from selling Shares purchased under the ESPP after the expiration of the two-year holding period, subject to compliance with applicable law.

Shareholder Rights

No participant will have any rights as a shareholder with respect to the Shares covered by his or her purchase right until the Shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions, or other rights for which the record date is prior to the date of such purchase.

Amendment and Termination

Our Board of Directors may amend or terminate the ESPP at any time, subject to applicable law. Upon a termination Shares may be issued to participants and any amounts not applied to the purchase of Shares shall be refunded to the participants.

Federal Income Tax Consequences

The following summarizes only the federal income tax consequences of participation under the ESPP based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss any non-U.S., state or local tax consequences. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the ESPP is strongly urged to consult with his or her tax advisor regarding participation in the ESPP.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the federal tax code (except to comply with applicable foreign or local law). Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of Shares. Amounts deducted from a participant’s pay under the ESPP are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.

Upon disposition of the Shares, the participant will generally be subject to tax, the amount of which will depend upon the participant’s holding period. If the participant disposes of his or her Shares more than two years after the date of option grant and more than one year after the purchase of the Shares, the lesser of (i) 15 percent of the fair market value of the Shares on the date the option was granted or (ii) the excess (or zero if there is no excess) of the fair market value of the Shares on the date of the disposition of the Shares over the purchase price will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the participant disposes of the Shares before the expiration of these holding periods, the excess of the fair market value of the Shares on the exercise date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of Shares within two years from date of grant or within one tax year of the date of purchase. We are required to report to the United States Internal Revenue Service income recognized by a participant as a result of Share purchases and disposition. In the future, we may be required to withhold (from a participant’s salary) the amount due as taxes on such ordinary income.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2009, about the securities authorized for issuance under our equity compensation plans, and is categorized according to whether or not the equity plan was previously approved by shareholders:

	Number of Shares
	to be Issued Upon	Weighted Average
	Exercise of	Exercise Price of	Number of Shares
	Outstanding	Outstanding	Remaining
	Options, Warrants	Options, Warrants	Available for
Plan Category	and Rights	and Rights	Future Issuance

Equity compensation plans approved by security holders	22,162,294	$31.43	6,727,950
Equity compensation plans not approved by security holders(1)	2,308,634	$26.79	5,804,149

Total	24,470,928	$31.00	12,532,099

(1)	The Amended and Restated 1998 Share Purchase and Option Plan for Key Employees (the “1998 Plan”) and the Amended and Restated Willis Award Plan for Key Employees (the “Willis Award Plan”), are not approved by the Company’s shareholders. Each provides for the grant of time-based vesting options, performance-based vesting options and various other Share-based grants to our employees to purchase Shares.

As of December 31, 2009, of the time and performance-based options granted, 1,658 remained outstanding under the 1998 Plan and 2,540 remained outstanding under the Willis Award Plan. No further grants are to be made under the 1998 Plan which expired in 2008. There are 4,851,270 Shares available to be granted under the Willis Award Plan. Under the 1998 Plan, unless otherwise provided by our Board of Directors, time-based options generally became exercisable in five equal annual installments beginning on the second anniversary of the date of grant and performance-based options generally became exercisable in four equal annual installments, beginning on the third anniversary of grant, subject to performance targets. Effective from January 1, 2003, it was determined that these financial performance targets had been achieved. The exercisability of the options may accelerate or terminate based on the circumstances surrounding an optionee’s termination of employment, and both time-based and performance-based options may (in the discretion of our Board of Directors), fully accelerate upon a change in control of the Company.

The 1998 Plan has expired, and unless sooner terminated by our Board of Directors, the Willis Award Plan will expire in 2011. The plan terminations will not affect the validity of any grant outstanding on the date of the termination of either of the 1998 Plan or the Willis Award Plan.

Our Board of Directors and its Compensation Committee administer the 1998 Plan and Willis Award Plan. Our Board of Directors may from time to time amend the terms of any grant, but, except for adjustments made upon a change in our Shares by reason of a Share split, spin-off, Share dividend, Share combination or reclassification, recapitalization, reorganization, consolidation, change of control or similar event, that action may not adversely affect the rights of any participant under the 1998 Plan or Willis Award Plan, as applicable, with respect to the options without at least a majority of the participants approving such action. Our Board of Directors retains the right to amend, suspend or terminate the Willis Award Plan at any time.

As a consequence of the completion of the acquisition of Hilb Rogal & Hobbs Company (“HRH”) on October 1, 2008, outstanding options granted under the HRH employee share plans were exchanged for options for Willis Shares. These are also included in the above table under “Equity compensation plans not approved by security holders.” As of December 31, 2009, time-based options over 2,059,436 Shares remain outstanding, and 952,879 Shares remain available for issuance to former HRH employees and other employees who have joined the Company since October 1, 2008.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for the executive officers. In this discussion and analysis we will address the compensation determinations and the rationale for those determinations relating to the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers, whom we refer to collectively as the “named executive officers”.

Compensation Philosophy and Objectives

The Company’s compensation philosophy is to attract and retain highly qualified and talented executives and professionals. This is paramount, as the marketplace in which the Company operates is highly competitive and covers all the financial services areas. We also aim to incentivize our executives to improve their individual performance with the objective of improving the Company’s performance, and accordingly, create value and wealth for shareholders and our associates.

Role of the Board Compensation Committee

As described below, the Compensation Committee is responsible for establishing, implementing and monitoring the Company’s compensation programs, philosophy and objectives.

Compensation Consultant

The Compensation Committee, in accordance with best practices of executive compensation governance, annually reviews the appointment of Frederick W. Cook & Co., Inc (“F. W. Cook”) and in 2009 reaffirmed its appointment as its compensation consultant to provide advice on all matters related to the senior executives’ compensation and compensation programs. F. W. Cook reports directly to the Compensation Committee and provides data on U.S. and U.K. executive compensation trends and analyzes the companies with whom the Company competes for senior executive talent. F. W. Cook assists with selecting appropriate peer companies and assessing non-employee director compensation. The Compensation Committee has the independent authority to terminate F. W. Cook’s services at its discretion. F. W. Cook provides no services to the Company without being authorized by the Chairman Compensation Committee. In fiscal year 2009, F. W. Cook provided no services to the Company other than its services to the Compensation Committee. Those services included assisting the Compensation Committee in its analysis of risks associated with the Company’s compensation policies. F. W. Cook attended all of the Compensation Committee meetings in 2009.

The Compensation Committee uses the data and analysis provided by F. W. Cook to better ensure that the Company’s compensation practices are consistent with the Company’s compensation philosophy and objectives for both the amount and composition of executive compensation, including that of the Chairman and CEO. The Compensation Committee may, however, exercise discretion when recommending compensation awards, to take account of the dynamic nature of the insurance sector internationally and the adaptability and response required by the Company’s leadership to manage significant changes that arise during the course of a year.

Overview of Executive Compensation

We principally provide insurance brokerage and risk consultancy services, a distinction that leaves us with no direct competitors of comparable financial size in our marketplace. Accordingly, to assist the Compensation Committee in judging the reasonableness of its compensation recommendations, we typically use data related to the financial services sector and a group of peer companies, some of whom do not directly operate as insurance brokers. The peer group was chosen by the Compensation Committee following discussion with the Chairman and CEO. This peer group, which was reviewed in 2009 and is reviewed regularly by the Compensation Committee to ensure that it remains reasonable and justifiable, consists of Ace Limited, AON Corporation, Arch Capital Group Limited, Arthur J. Gallagher & Co., Axis Capital Holdings Limited, Brown & Brown Inc., The Chubb Corporation, Comerica Incorporated, Jardine Lloyd Thompson Group plc, Marsh & McLennan Companies, Inc., Raymond James Financial, Inc. and XL Capital Ltd. In 2009, the Compensation Committee did not place as much relevance on the data obtained from the financial services sector as in prior years because the compensation policies of those companies who received U.S. federal government assistance differed from those that did not receive assistance.

Our executive officers are based in both the United States and the United Kingdom. The country of each executive officer’s primary location is the principal market basis for reviewing and assessing his or her annual base salary, annual incentive compensation and benefits. However, so that we may make grants in a consistent manner to executive officers, we follow the U.S. market for all of our equity compensation grants to executive officers.

We compete with many large companies for senior executives and we aim to reward our executives for exceptional performance. As a result, in order to attract and retain exceptional senior executives, the Compensation Committee generally sets the executive officer’s total annual compensation around the 75th percentile of compensation paid to similarly-situated executives of our peer group companies. This is in recognition of the Compensation Committee’s expectations that, over the long term, the Company will continue to generate returns in excess of the average of its peer group. We may compensate above this percentile depending on the individual’s level of experience, performance and market factors. For example, we believe that the total annual compensation for 2009 will be above the 75th percentile for Messrs. Millwater, Wright, Regan and Hearn in part as a result of a one-time restricted stock retention grant issued in May 2009. This retention grant was made in response to the turmoil experienced in the global economy along with the added concern that equity held in stock options, which were provided as part of the Company’s annual equity grant practice, were now generally underwater and provided little retentive value. Both situations were viewed as being outside the individual’s control.

The Compensation Committee reviews each element of compensation separately, as well as the total compensation of executive officers, which includes long-term incentives. Any compensation differences among the executive officers reflect their different roles, their contribution and the different market pay relating to those roles.

The Components of Executive Compensation

The key components of our executive officers’ compensation are: base salary; annual incentive compensation (payable in cash and/ or equity awards); and long-term incentive compensation (equity grants).

Base Salary—Base salary is intended to provide a fixed level of compensation based on the individual’s role, experience and skills and is set at a level designed to be competitive in the relevant markets in which our executive officers operate. Base salaries are reviewed by the Compensation Committee annually in February for all the Company’s executive officers against either U.S. or U.K. survey data, as applicable.

The salary levels are generally positioned at and around the median level in our peer group companies and adjustments are only made to reflect changes in responsibilities or when competitive market conditions warrant. In line with our compensation philosophy, exceptional performance by our executive officers is generally rewarded through annual and/or long-term incentive compensation and not through base pay.

The Chairman and CEO, Joseph J. Plumeri, has had no change to his base salary since he joined Willis in October 2000. This reflects the Company’s and Mr. Plumeri’s shared view that his incentives will be best aligned with the interests of shareholders if a majority of his annual compensation is tied to the Company’s performance. In addition, the other executive officers did not receive, nor did our senior management team request, any increase to their base salaries in 2009.

Annual Incentive Compensation—We have designed our annual incentive compensation to incentivize and reward our executive officers for generating financial performance on a short-term basis at both the Company and business unit level, and to retain strong performers. Each executive officer, other than the Chairman and CEO, is eligible to receive an annual incentive compensation award under the Company’s Annual Incentive Plan (“AIP”). The Chairman and CEO’s annual incentive compensation is determined in accordance with his employment agreement discussed below. While the AIP is discretionary, the awards are intended to deliver exceptional pay for exceptional performance and also to provide short-term performance-driven wealth creation, offsetting the de-emphasis on regular base-pay increases and the high risk/high wealth potential associated with the Company’s long-term incentives. The annual incentive award levels are generally set to provide that exceptional performance will deliver total base and annual incentive compensation around the 75th percentile of the relevant markets in which our senior executives operate.

The annual incentive compensation may be paid in cash and/or equity (including Shares, Share options and RSUs). Annual incentive compensation awards to the executive officers are approved by the Compensation Committee in February with payments generally made in March. The annual incentive compensation is designed to be retentive in nature. Generally, the executive officers must repay a proportionate amount of their cash incentive awards if they voluntarily leave the Company’s employ, other than in the event of retirement or permanent disability, before a certain date. The equity incentive is retentive through its vesting conditions. To recognize the deferred and retentive form of compensation in the form of RSU awards, recipients actually receive RSUs in an amount equal to 1 1/4 times every RSU earned plus a cash amount equal to the dividends that would have been received on the RSUs if such RSUs had originally been issued in Shares.

Named Executive Officers Other than the Chairman and CEO

The AIP is a discretionary plan in which all of the executive officers (other than the Chairman and CEO) participate. The Chairman and CEO generally recommends to the Compensation Committee for its approval the overall AIP pool and the allocation of the awards for the executive officers. The Chairman and CEO considered the following in connection with his recommendations:

•	the Company’s compensation strategy;

•	the independent compensation benchmarking reports, prepared for the Compensation Committee by F.W. Cook, on how competitive the executive officers are paid against executives in their peer group and generally in the finance market in their primary locations;

•	the Company’s performance against its Adjusted Earnings Per Share (Adjusted EPS) and Adjusted Operating Margin targets;

•	the performance of each individual executive officer against her or his qualitative objectives;

•	any minimum guaranteed payments to an individual pursuant to his or her employment agreement; and

•	feedback by the executive officers of their views of their peers’ performance and the management team as a whole.

The Company uses these metrics as it believes these best represent how the Company manages its cost base (through the use of the Adjusted Operated Margin), enhances shareholder value (as measured by the Adjusted EPS), and meets non-financial objectives (through the use of each executive’s qualitative objectives). The Company’s method of calculating non-GAAP metrics may differ from those used by other companies. In 2009, the Company’s results were impacted by the accelerated amortization of intangible assets, a premium on the early repurchase of 2010 bonds, charges related to its 2008 expense review, costs associated with the acquisition, financing and integration of HRH, net gains/losses on disposal of operations, and costs associated with the redomicile of the Group’s parent company from Bermuda to Ireland. The Company believes that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of its results of operations.

After recommendations regarding allocations of the AIP, the annual incentive awards of the executive officers (other than for the CEO and Chairman) were considered by the Compensation Committee as follows:

•	37.5% reflecting how the Company performed against its Adjusted EPS target;

•	37.5% reflecting how the Company performed against its Adjusted Operating Margin target; and

•	25% reflecting how the executive performs against her or his personal objectives.

The main objective for the named executive officers was to support the Company in achieving its Adjusted EPS and Adjusted Operating Margin targets. The personal objectives for the named executive officers (other than the Chairman and CEO), which evolved over the course of the year, included the following:

Grahame Millwater:

•	Drive business activities to ensure Group targets are achieved

•	Develop and execute the Company’s strategic plan for 2009, which includes revenue growth and the Company’s Shaping Our Future and Right Sizing Willis initiatives, support business leaders to realize financial targets and benefits from the Company’s Shaping Our Future initiative and deliver the Reinsurance transformation from transaction to analytics

•	Direct agendas for Partners Council meetings to ensure alignment of Company’s senior executives to ensure attainment of 2009 objectives

Patrick Regan:

•	Manage the Group’s capital structure

•	Assist in building the Willis Capital Markets & Advisory business

•	Manage and execute mergers and acquisitions and transactions

•	Manage expense base and budget to deliver Right Sizing Willis, margin and Adjusted EPS targets

•	Identify and implement effective tax strategies

•	Support investor relations efforts, including rating agencies

Timothy Wright:

•	Improve the effectiveness and efficiency of all Group operations and information technology

•	Drive beneficial short and long-term change through Shaping Our Future

•	Launch the Group’s growth agenda — hire necessary talent to run segmentation of the Group’s sales effort

•	Reinvent the learning and development function within the Group

•	Optimize the use of existing and new service hubs for the Group

•	Develop a longer-term real estate plan while completing work-in-progress

Peter Hearn:

•	Achieve organic commissions growth

•	Realize benefits from the Company’s Shaping Our Future and Right Sizing Willis initiatives

•	Implement and communicate the new compensation plan/program for the associates in the Reinsurance business

•	Reorganize/restructure the global Willis Reinsurance organization

•	Ensure Willis Re is involved with the Group and acts as a vital part of the Company

These personal objectives were focused primarily on supporting the Group’s overall achievements. In considering these personal objectives, the Compensation Committee discussed with the Chairman and CEO the role of each named executive officer within the organization and the assistance provided by each person in the Group’s 2009 achievements. Among other things in 2009, the Group achieved an Adjusted EPS target of $2.45 and Adjusted Operating Margin target of 21%. The Company also repaid $750 million on its bridge financing, completed the Goldman Sachs $500 million loan note transaction in a challenging credit market, completed a $300 million bond offering, completed a tender offer for $160 million of outstanding notes and reduced the revolving credit line down to zero dollars by year-end. The Company additionally established the Willis Capital Markets & Advisory Group to provide advice to insurance and reinsurance companies on a broad array of capital markets products and mergers and acquisitions. The Company also completed the Gras Savoye reorganization tax free, completed the sale of Bliss & Glennon and redomiciled the Group’s parent from Bermuda to Ireland. Furthermore, the Company earned an improved outlook to “Stable” from both Moody’s and Standard & Poor’s. The Group’s Global segment, which Reinsurance is a part of, delivered organic commissions growth of 4%. The Company also realized approximately $100 million of gross benefits from the Shaping Our Future initiatives, as well as significant cost savings from Right Sizing Willis. This included savings from a program of initiatives within Reinsurance focused on enhancing our client offering, including implementation of a global sales model, improving service delivery, developing further cutting edge analytical capabilities and hiring of additional production and specialist product resources. The Compensation Committee and the CEO also discussed feedback by the executive officers of their views of their peers’ performance, the compensation of the Company’s executive officers as against executives in their peer group and generally in the finance market in their primary locations, and, with respect to Mr. Wright, his guaranteed minimum annual incentive award payment under his employment agreement.

In light of the foregoing, finding that each of the named executive officers achieved their personal objectives, the Compensation Committee approved 2009 AIP awards for Messrs. Millwater, Hearn and Wright. The payment will be made 100% in cash as a result of an assessment of the equity holdings of the named executive officers and the Company determination that given available share capacity it would be more appropriate to direct retentive equity awards to other employees. The named executive officers must repay a proportionate amount of the cash amount if they voluntarily leave the Company’s employ other than in the event of retirement or permanent disability, before December 31, 2012.

As a result of his resignation effective February 19, 2010, the Compensation Committee elected not to grant an AIP award to Mr. Regan, but in light of his exceptional performance, agreed to waive the forfeiture conditions contained within his previous cash AIP awards. The Compensation Committee did not exercise any discretion with respect to Mr. Regan’s equity grants which will be governed by the terms of the award agreements on his departure as discussed in further detail under the “Grant of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

Chairman and CEO

Annual incentive awards to the Chairman and CEO are determined in accordance with his employment agreement and with the Willis Group Senior Management Incentive Plan, which was approved by shareholders at the 2005 Annual General Meeting. The plan, which was established to comply with U.S. tax laws, provides for an annual incentive award payment of 5% of the Company’s earnings for the fiscal year, which the Compensation Committee may reduce (but not increase) in its discretion. For this purpose, earnings means the Company’s operating income before taxes and extraordinary loss as reported in its audited consolidated financial statements. Mr. Plumeri’s annual incentive award may, in the discretion of the Compensation Committee, be paid in cash or equity awards. Mr. Plumeri’s annual incentive award is reviewed and approved by our Compensation Committee each year, with payments generally made in March.

In determining Mr. Plumeri’s 2009 bonus award, the Compensation Committee took account of his outstanding overall leadership in a rapidly changing global business and regulatory environment and the bonus arrangements in his then-current employment agreement, which provided for a bonus target of at least 337% of his base salary if the EBIT target is met, at least 225% of his base salary if 95% of the EBIT target is met and at least 450% of his base salary if 105% of the EBIT target is met. The Company exceeded its 2009 EBIT target, however, Mr. Plumeri asked the Compensation Committee not to exercise its discretion to increase his 2009 award, and the Compensation Committee agreed.

Mr. Plumeri’s 2009 award of $3,370,000, which is the same as his 2008 award, will be paid 50% in the form of RSUs and 50% in cash. The RSUs will vest one year from grant date (i.e., March 1, 2011) and Mr. Plumeri will receive RSUs in an amount equal to 1 1/4 times every RSU earned plus a cash amount equal to the dividends that would have been received on the RSUs if such RSUs had originally been issued in Shares. Consistent with the retentive nature of the award, Mr. Plumeri must repay a proportionate amount of the cash award if he voluntarily leaves the Company’s employ, other than in the event of retirement or permanent disability, before December 31, 2012.

Details of the 2009 annual incentive awards made to our named executive officers are shown in the Bonus Column of the Summary Compensation Table and, in the case of Mr. Plumeri, in footnote (1) to the Grant of Plan-Based Awards table.

Long-Term Incentives—Our long-term incentives are the most significant element of compensation for our executive officers. Discretionary awards are considered each year and are usually in the form of equity grants, which, since 2008, have generally consisted of performance-based options and performance-based RSUs, which we believe aligns executive officers’ interests with those of our shareholders. Long-term incentive compensation awards are generally approved by the Compensation Committee in April with award grants made in May.

Our 2009 long-term incentive strategy was designed to reward and retain executives by granting options and RSUs in 2009 that would be earned on an annual basis following the achievement of Adjusted EPS and Adjusted Operating Margin targets. The option awards were 100% performance related, where 50% of the award was earned against an Adjusted EPS target of $2.45 and 50% was awarded against an Adjusted Operating Margin target of 21%.

The RSU awards were 100% performance-related, where the award was earned if an Adjusted Operating Margin target of 21% and an Adjusted EPS target of $2.45 were met. However, if these targets were not achieved, the amount of the RSU award would be reduced on the following sliding scale basis, except that if both performance targets were not achieved, the adjusted target which results in the lowest RSU award would be used:

			RSUs
	Target		Received

Adjusted Earnings Per Share	$			%
		2.45	100
		2.40	90
		2.35	80
		2.30	70
		2.25	60
		2.20	50
Less than		2.20	0

			RSUs
	Target		Received

Adjusted Operating Margin		%		%
	21.0		100
	20.6		90
	20.2		80
	19.8		70
	19.4		60
	19.0		50
Less than	19.0		0

The performance targets in respect of 2009 (Adjusted EPS of $2.45 and Adjusted Operating Margin of 21%) were achieved. Subject to the continued employment of the executive officer, the 2009 long-term incentive awards will vest as follows:

•	earned options will vest in 25% tranches on the 2nd, 3rd, 4th and 5th anniversary of the grant date; and

•	earned RSUs will vest in 33.3% tranches on the 1st, 2nd and 3rd anniversary of the grant date.

For the RSUs that vest on the 1st anniversary of the grant date, the Shares received following the settlement of taxes must be retained for one-year post vesting.

Details of the RSUs and performance options granted in 2009 to the named executive officers are shown in the Grant of Plan-Based Awards table.

Perquisites—The Company provides certain perquisites to its executive officers, as disclosed in the Summary Compensation Table. The main perquisite is the provision of housing accommodations because of the global nature of our business and the amount of travel required by our executive officers.

Other Benefits—In addition to the elements of compensation described above, we provide retirement, life assurance and medical benefits to our executive officers to be competitive with the marketplace in which executive officers operate.

Retirement income is provided to the Chairman and the CEO and some other executive officers through our defined benefit retirement plans. In recent years the Company has closed its defined benefits plans to new employees so that recently hired executive officers participate in defined contribution plans. The Company believes that this is the most appropriate way of providing an income after retirement to our executive officers. Details of the retirement benefits received by the named executive officers are contained in the compensation tables in the section entitled “Pension Benefits”.

Most of our U.S. executive officers participated in a non-contributory defined benefit plan with no enhanced benefits compared to other U.S. employees other than Mr. Plumeri, who participates in a deferred compensation plan. $800,000 is credited annually to a deferred compensation plan on Mr. Plumeri’s behalf to provide retirement income. On May 15, 2009, the U.S. defined benefit plan was closed to future accrual for all U.S. employees including the executive officers.

For U.S. employees a 401(k) Plan is available for savings towards retirement. For 2009, in light of the challenging economic environment, the Company decided to suspend its matching contribution to the 401(k) Plan for all employees. Associates who were part of the HRH acquisition were eligible for a 2009 401(k) Plan match until October 1, 2009. Shares are available as an investment option in Willis North America’s 401(k) Plan.

We also maintain a deferred compensation plan for certain U.S. employees whose annual salary is in excess of $150,000 that allows them to plan their tax position through a deferral of part of their annual compensation. Other than Mr. Plumeri, none of our U.S named executive officers currently participate in this plan.

Clawback Policy

The Board of Directors, or any committee thereof, may to the extent permitted by applicable law, cancel or require reimbursement of any incentive payments or equity-based awards received by an executive officer after December 31, 2008, if and to the extent that, (a) the incentive payment or equity award was based on the achievement of Company financial results which are subsequently restated, (b) the Compensation Committee determines that the executive officer engaged in fraud, negligence or other misconduct that contributed to the need to restate the Company’s financial results and (c) the incentive payments or equity-based award values made to the executive officer would have been lower if the Company’s results had been properly reported. In such cases, the Company will seek to recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The Company’s clawback policy is posted on its website under Investor Relations — Corporate Governance.

Executive Officer Share Ownership Guidelines

Executive officers are required to retain 75% of the Shares they acquire upon the exercise of options or vesting of RSUs, after paying taxes and exercise costs. No sales of Shares by an executive officer in excess of the 25% threshold will be permitted while still in office, other than in exceptional circumstances, which must be approved by the Chairman and CEO and the Chairman of the Compensation Committee.

Details of share awards made to our named executive officers during 2009 are shown in the Grant of Plan-Based Awards table. All outstanding Share awards held by our named executive officers are shown in the Outstanding Equity Awards at Fiscal Year-End table.

As of February 26, 2010, our executive officers beneficially owned in the aggregate 4,911,545 Shares, including 1,286,885 options and RSUs that vest or can be exercised by April 27, 2010.

Share Award Policy

In October 2008, the Board of Directors adopted a policy to govern the granting of options and other stock awards under the Company’s share plans, as summarized below.

It is the Company’s policy not to backdate option grants or other stock awards to take advantage of a lower share price; nor will it schedule grants of options or other stock awards before or after specific events to take advantage of anticipated movements in the price of our Shares. Share awards to executive officers made in 2009 were granted in accordance with the share award policy, on the first permissible dealing day, in accordance with the Company’s policy for dealing in Willis Shares.

It is also the Company’s policy to grant options with an exercise price no less than the closing sales price as quoted on the NYSE on the date of grant, except in the case of the Company’s Sharesave plans, for which the exercise price is set at the closing sales price on the date before employees are invited to participate.

In addition to approving share award grants to executive officers, the Compensation Committee is responsible for approving the overall allocation of stock award grants to the Company’s employees for the forthcoming year. Implementation of the granting of such awards within the agreed annual plan is delegated to the Share Award Committee consisting of the Chairman and CEO, the President, the Group Chief Operating Officer and Group Chief Financial Officer, and the Group Human Resources Director. The members of the Share Award Committee liaise closely with the Chairman of the Compensation Committee to ensure that, in particular, the timing of grants is appropriate.

Awards may be made at a time when the Company is in possession of material non-public information, so long as the timing of the award is not motivated by an intention to improperly use any such material non-public information for the benefit of the recipient.

Annual Share awards to executive officers will be authorized by the Compensation Committee at its first regularly scheduled meeting following the announcement of the Company’s annual results, and the grant date shall be the date of that meeting or a date specified by the Compensation Committee not later than 30 days following that meeting.

Except as directed by the Compensation Committee, Share awards granted by the Share Award Committee to non-executive officers, for example to new employees or for retention purposes, will be granted on the first trading day in each month at fair market value following the month in which a new employee commences his employment or a retention award is approved by management.

Tax and Accounting Implications

The Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), imposes a limit on the amount the Company may deduct for U.S. tax purposes for compensation paid to our CEO and certain other executive officers. However, compensation which qualifies as “performance-based” is excluded from the limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals under a plan approved by the Company’s shareholders. The Willis Group Senior Management Incentive Plan was approved by shareholders at the 2005 Annual General Meeting. The Compensation Committee will designate the executive officers who participate in the plan. The plan is intended to comply with the provisions of Section 162(m) and is intended to be administered in compliance with the requirements of Section 162(m). It is anticipated that all incentive compensation payments made under the plan will be tax deductible.

Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be treated as qualified performance-based compensation. Our general policy is to preserve the tax deductibility of compensation paid to the Chairman and CEO and other executive officers whose compensation is required to be disclosed, including annual incentives and equity awards under the terms of the Company’s share plans. The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may not be deductible when the Compensation Committee believes that such payments are appropriate and in the best interests of the Company, taking into consideration changing business conditions and the performance of its employees.

For U.K.-based executives, a condition of the stock awards is that the participant agrees to pay any social security taxes otherwise paid by the Company upon the exercise of the stock award.

The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

It is also the Company’s general policy to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with FAS 123R.

Payments on Change of Control and Termination

It is the Company’s policy not to enter into new arrangements with our executive officers providing for potential payments upon the occurrence of a change in control of the Company or other termination events, unless it is necessary to secure the employment of the executive. In general, the Company does not believe that such payments are consistent with best pay practices or its compensation philosophy and objectives.

No named executive officer, other than Mr. Plumeri, has entered into an agreement providing for potential payments relating to a change of control of the Company. These provisions were included in

Mr. Plumeri’s employment agreement when he joined the Company. At that time, the Company was privately owned, predominantly by Kohlberg, Kravis & Roberts (“KKR”). In order to recruit an individual of the right caliber to fill the role of Chairman and CEO of the Company as then existed, and given the range of exit strategies available to KKR, it was considered appropriate at that time to include provisions in his employment agreement which provided protection in the case of a change of control.

During 2009, the Compensation Committee and the Board of Directors determined that it would be in the best interests of the Company to ensure Mr. Plumeri’s continued services as the Company’s Chairman and CEO until at least July of 2013. In addition, Mr. Plumeri, the Compensation Committee and the Board of Directors agreed that Mr. Plumeri’s prior employment agreement should be updated to reflect the evolution of best pay practices over the last several years. Specifically, it was determined that the provision in Mr. Plumeri’s employment agreement allowing the executive to voluntarily terminate his employment for any reason following a change in control and receive severance payments was inconsistent with best pay practices as well as the Company’s compensation philosophy and objectives. Consequently, the amended employment agreement, which Mr. Plumeri entered into in January 2010, provides that, Mr. Plumeri will be eligible for severance payments in connection with a change in control only if he is involuntarily terminated without Cause or terminates employment for Good Reason (each as defined in the amended employment agreement) within 6 months prior to or within 24 months following a change in control. Further information regarding Mr. Plumeri’s employment agreement and details of the change of control provisions are contained in the sections entitled “Compensation Tables—Chairman and CEO’s Employment Agreement; “—Potential Payments to the Chairman and CEO.”

Mr. Hearn entered into a restrictive covenant agreement with the Company. The agreement provides, in part, that if we desire for Mr. Hearn to refrain from working for, engaging or generally having a financial interest in certain of our competitors after the termination of his employment, we are obligated to make severance payments to Mr. Hearn during such non-compete period.

Messrs. Millwater, Regan and Wright have each entered into employment agreements providing that the Company or the executive may terminate the executive’s employment at any time by giving 12 months prior written notice. Due to their roles, we may require that the executives vacate their offices without serving the full notice period. We therefore may be required to pay the executive an amount equal to his base salary for the remaining portion of the notice period. Further, payments in respect of Messrs. Millwater, Regan and Wright may be made to address any statutory redundancy payments required to be made, at rates set forth from time to time by the Department of Trade and Industry of the U.K. Government. Further information regarding the employment agreements of the named executive officers (other than Mr. Plumeri) and details of the applicable termination provisions are contained in the sections entitled “Compensation Tables—Other Named Executive Officers’ Employment Agreements; “—Potential Payments to Other Named Executive Officers Other than the Chairman and CEO.”

COMPENSATION COMMITTEE REPORT

This report is submitted to the shareholders of Willis Group Holdings Public Limited Company (the “Company”) by the Compensation Committee of the Board of Directors. The Compensation Committee consists solely of non-executive directors who are independent, as determined by the Board in accordance with the Company’s guidelines and NYSE listing standards.

The Compensation Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement, and having satisfied itself as to the completeness and accuracy of the Compensation Company’s compensation philosophy and policies recommended to the Board that it be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors
Sir Roy Gardner, Jeffrey B. Lane and James F. McCann.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth cash and other compensation paid or accrued for services rendered in 2009 to the Chairman and CEO, the Group Chief Financial Officer and each of the other three most highly compensated executive officers of the Company.

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
				Share	Option	Compensation	All Other
		Salary	Bonus	Awards	Awards	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)		($)

J. Plumeri	2009	1,000,000	1,685,000	7,340,227	—	31,691	869,962	(5)	10,918,303
Chairman and Chief	2008	1,000,000	1,685,000	1,062,461	15,135,750	183,368	836,707		19,903,286
Executive Officer	2007	1,000,000	3,400,000	2,656,204	—	264,583	813,929		8,134,716
G. Millwater	2009	704,295	1,220,778	2,286,147	865,697	1,342,856	29,166	(6)	6,448,939
Group President	2008	833,445	916,790	275,076	1,387,400	533,405	61,964		4,008,080
	2007	800,520	880,572	664,740	—	276,179	29,451		2,651,462
P. Regan	2009	626,040	—	1,692,728	717,977	84,515	36,635	(7)	3,157,895
Group Chief	2008	740,840	583,412	175,025	1,238,750	14,817	42,836		2,795,680
Operating Officer	2007	600,390	560,364	423,013	—	44,029	46,245		1,674,041
and Chief Financial Officer
P. Hearn	2009	550,000	1,625,000	1,372,422	572,000	66,734	30,408		4,216,564
Chief Executive	2008	550,000	1,172,340	325,620	991,000	48,835	54,647	(8)	3,142,442
Officer, Willis Re	2007	518,750	1,042,080	—	814,073	63,580	33,578		2,472,061
T. Wright(9)	2009	633,865	1,032,966	1,046,800	572,000	—	31,141	(10)	3,316,772

(1)	Messrs. Millwater, Regan and Wright receive their salaries and bonuses in pounds sterling and the above figures have been converted into dollars at the average exchange rate for 2009 (£1:$1.5651). As a result, the changes in the salary column are primarily a result of the fluctuating global market conditions.

(2)	The Bonus column reflects only that portion of the annual incentive compensation paid in cash to the named executive officers for services rendered for the relevant fiscal year. Because any RSUs or option awards granted as part of an annual compensation award are granted in March of the year following the one in which services are rendered, these equity awards are reflected in the Share Awards and Option Awards columns for the next year. In 2009, Mr. Plumeri’s annual incentive compensation was paid 50% in cash and 50% in RSUs. As a result, he received 69,812 RSUs on March 1, 2010 reflected in footnote (1) of the Grant of Plan-Based Awards Table. All other executive officers (other than Mr. Regan) were paid 100% in cash. The cash components of the 2009 annual incentive awards paid to these executive officers will require a proportional reimbursement of the award by the executive officer if he or she voluntarily leaves the Company’s employ, other than in the event of retirement or permanent disability, before December 31, 2012. In light of Mr. Regan’s departure from the Company, he did not receive an annual incentive compensation award. However, in consideration for his service to the Company, the Compensation Committee agreed to waive the forfeiture conditions in his cash Willis Retention Awards for years prior to 2009 in the amount of approximately $448,885, calculated using the exchange rate in footnote (1).

(3)	The Share Awards and Option Awards columns include any RSUs or option awards granted as part of an annual incentive compensation award for services rendered for the preceding year as well as any other equity grants made during the course of the relevant fiscal year. For awards subject to performance conditions, the amount included in the table is the full fair value at the grant date based on the probable outcome with respect to the satisfaction of the performance condition consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeiture). For more information regarding the equity grants, see the Grant of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year End Table.

(4)	The Change in Pension Value and Nonqualified Deferred Compensation Earnings Table column reflects the aggregate earnings Mr. Plumeri receives under the non-qualified deferred compensation plan, which for 2009 was ($8,577), reflecting investment earnings of $21,459 offset by Social Security and Medicare taxes totaling $30,036. The Change in Value of Pension reflects (i) changes in valuation assumptions required by applicable accounting rules, (ii) a one-year increase in the executive’s age and (iii) additional benefits earned by the executive. Because the valuation assumptions are set by reference to corporate bond yields, the substantial increase in the Change in Value of Pension from 2008 to 2009 is primarily a result of the fluctuating global market conditions experienced this past year. The US Pension Plan was frozen on May 15, 2009.

(5)	The All Other Compensation column for Mr. Plumeri includes a deferred compensation credit of $800,000, which he receives for each year he continues to be with the Company and which is paid into a non-qualified deferred compensation plan on his behalf, after the payment of Social Security and Medicare taxes. In 2009, it also includes: $57,267 in dividend equivalents paid on vested RSUs; and medical, life and disability insurance benefits.

(6)	For 2009, All Other Compensation for Mr. Millwater consists of: a car allowance; $16,018 dividend equivalents paid on vested RSUs; medical, life and disability insurance benefits; and nominal sundry costs.

(7)	For 2009, All Other Compensation for Mr. Regan consists of: a car allowance; $10,191 dividend equivalents paid on vested RSUs; medical, life and disability insurance benefits; and the personal use of an apartment in New York. The value shown for the personal use of an apartment represents the difference between the actual annual costs of the apartment and the amount the Company would have paid if the executive stayed at a New York hotel at a rate of $400 per night.

(8)	For 2009, All Other Compensation for Mr. Hearn consists of: $17,552 dividend equivalents paid on vested RSUs; and medical, life and disability insurance.

(9)	Mr. Wright was appointed an executive officer and Group Chief Operating Officer on September 1, 2008.

(10)	For 2009, All Other Compensation for Mr. Wright consists of: medical, life and disability insurance benefits; and $30,585 in contributions to a personal pension arrangement set up by Mr. Wright for his own personal benefit. The Company has no ongoing role in the governance or management of the plan and no residual liabilities in respect of it.

Grant of Plan-Based Awards

The following table sets forth the grants of options and RSUs made to the named executive officers during 2009.

						All Other
				Estimated		Option
				Possible Payouts	All other	Awards:
				Under Equity	Share Awards:	Number of		Grant Date
				Incentive Plan	Number of	Securities	Exercise or	Fair Value of
				Awards	Shares of Stock	Underlying	Base Price of	Share and
	Grant		Approval	Target	or Units	Options	Option Awards	Option Awards
Name	Date		Date	(#)	(#)	(#)	($/Share)	($)

J. Plumeri	3/2/2009	(1)	2/3/2009	—	100,440	—	—	2,106,227
	5/5/2009	(3)	4/22/2009	200,000	—	—	—	5,234,000
G. Millwater	3/2/2009	(1)(2)	2/3/2009	—	9,182	—	—	192,547
	5/5/2009	(3)	4/22/2009	80,000	—	—	—	2,093,600
	5/5/2009	(4)	4/22/2009	150,000	—		26.17	858,000
	6/25/2009	(5)	—	—		1,069	23.55	7,697
P. Regan	3/2/2009	(1)(2)	2/3/2009	—	5,843	—	—	122,528
	5/5/2009	(3)	4/22/2009	60,000	—	—	—	1,570,200
	5/5/2009	(4)	4/22/2009	125,000	—	—	26.17	715,000
	6/25/2009	(5)	—	—		474	24.86	2,977
P. Hearn	3/2/2009	(1)	2/3/2009	—	15,528	—	—	325,622
	5/5/2009	(3)	4/22/2009	40,000	—	—	—	1,046,800
	5/5/2009	(4)	4/22/2009	100,000	—		26.17	572,000
T. Wright	5/5/2009	(3)	4/22/2009	40,000	—	—	—	1,046,800
	5/5/2009	(4)	4/22/2009	100,000	—	—	26.17	572,000

(1)	RSU awards were granted on March 2, 2009 and will vest in equal installments on the first and second anniversaries of the grant date. On March 1, 2010, Mr. Plumeri received 69,812 RSUs as part of his 2009 annual incentive compensation award.

(2)	In respect of Messrs. Millwater and Regan, who receive their bonuses in pounds sterling, the dollar amount used to calculate the number of RSUs granted in March 2009 was converted at a rate of $1:$1.4006, which was the closing exchange rate on the date of grant. Mr. Regan’s RSU award lapsed as a consequence of him leaving the Company on February 19, 2010.

(3)	RSU awards were granted on May 5, 2009. The Company met the performance targets for these RSUs. Shares will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date. Mr. Regan’s RSU award lapsed as a consequence of him leaving the Company on February 19, 2010.

(4)	Options were granted on May 5, 2009. The Company met the performance targets for these options. Shares will become exercisable in equal tranches on the second to fifth anniversaries of the grant date. Mr. Regan’s option lapsed as a consequence of him leaving the Company on February 19, 2010.

(5)	Options were granted on June 25, 2009 under the Company’s UK Sharesave Plan, a voluntary plan for UK employees. Mr. Millwater’s option becomes exercisable on the fifth anniversary of grant. Mr. Regan’s option lapsed following his leaving the Company on February 19, 2010. The option exercise price is set in pounds sterling. The dollar price shown has been calculated using the exchange rate as at December 31, 2009 (£1: $1.61).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the options and share awards held by the named executive officers as of December 31, 2009.

					Equity
					Incentive Plan
					Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities			Number of		Market Value
	Underlying		Underlying		Underlying			Shares or		of Shares or
	Unexercised		Unexercised		Unexercised	Option	Option	Units That		Units That
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)

J. Plumeri	100,000	(1)	—		—	38.06	3/19/2014	—		—
	250,000	(2)	250,000			32.78	6/20/2014	—		—
	—		400,000	(3)	1,300,000	37.06	5/6/2015	—		—
	—		—		—	—	—	22,502	(4)	593,603
	—		—		—	—	—	21,862	(5)	576,720
	—		—		—	—	—	100,440	(6)	2,649,607
	—		—		—	—	—	200,000	(7)	5,276,000
P. Regan	30,000		20,000	(8)	—	36.94	1/1/2016	—		—
	—		5,414	(9)	—	36.94	1/1/2016	—		—
	75,000		75,000	(2)	—	32.78	6/20/2014	—		—
	—		41,666	(10)	83,334	37.06	5/06/2015	—		—
	—		125,000	(11)	—	26.17	5/05/2017	—		—
	—		474	(12)	—	24.86	1/31/2013	—		—
	—		—		—	—	—	3,584	(4)	94,546
	—		—		—	—	—	3,602	(5)	95,021
	—		—		—	—	—	5,843	(6)	154,138
	—		—		—	—	—	60,000	(7)	1,582,800
G. Millwater	75,000	(13)	—			38.06	3/19/2014	—		—
	125,000		125,000	(8)		32.78	6/20/2014	—		—
	—		46,666	(10)	93,334	37.06	5/6/2015	—		—
	—		150,000	(11)	—	26.17	5/5/2017	—		—
	—		1,069	(12)	—	23.55	1/31/2015	—		—
	—		—		—	—	—	5,631	(4)	148,546
	—		—		—	—	—	5,660	(5)	149,311
	—		—		—	—	—	9,182	(6)	242,222
	—		—		—	—	—	80,000	(7)	2,110,400
P. Hearn	50,000	(13)	—		—	38.06	319/2014	—		—
	50,000	(2)	50,000		—	32.78	6/20/2014	—		—
	35	(14)	—		—	36.60	9/22/2014	—		—
	—		33,333	(3)	66,667	37.06	5/6/2015	—		—
	—		100,000	(11)	—	26.17	5/5/2017	—		—
	—		—		—	—	—	7,143	(15)	188,432
	—		—		—	—	—	6,896	(4)	181,916
	—		—		—	—	—	6,700	(5)	174,746
	—		—		—	—	—	15,528	(6)	409,629
	—		—		—	—	—	40,000	(7)	1,055,200
T. Wright	50,000		150,000	(16)	—	34.42	9/1/2016	—		—
	—		27,776	(17)	55,557	34.42	9/1/2015	—		—
	—		100,000	(11)	—	26.17	5/5/2017	—		—
	—		—		—	—	—	40,000	(7)	1,055,200

(1)	Option was granted on March 19, 2004 and vested on June 19, 2004.

(2)	Options were granted on June 20, 2006 and vest in four equal tranches on the second to fifth anniversaries of the grant date.

(3)	Options were granted on May 6, 2008. Shares subject to the options will become earned performance shares in equal tranches upon attaining performance targets for 2008, 2009 and 2010, and such earned performance shares will become exercisable on the third anniversary of grant. These targets were met in 2008 after adjustment to exclude the HRH acquisition and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets. The previously established 2009 performance targets set for these specific grants were not met. The portion of the options subject to meeting the 2009 performance targets may, however, still be earned if the performance targets for 2010 are met.

(4)	RSU awards were granted on March 14, 2007 and vest in three equal tranches on the first to third anniversaries of the grant date. The market value has been calculated using the closing price on December 31, 2009, as quoted on the NYSE ($26.38). Mr. Regan’s RSU award lapsed as a consequence of him leaving the Company on February 19, 2010.

(5)	RSU awards were granted on March 17, 2008 and vest in three equal tranches on the first to third anniversaries of the grant date. The market value has been calculated using the closing price on December 31, 2009, as quoted on the NYSE ($26.38). Mr. Regan’s RSU award lapsed as a consequence of him leaving the Company on February 19, 2010.

(6)	RSU awards were granted on March 2, 2009 and vest in equal tranches on the first and second anniversaries of the grant date. Mr. Regan’s RSU award lapsed as a consequence of him leaving the Company on February 19, 2010. The market value has been calculated using the closing price on December 31, 2009, as quoted on the NYSE ($26.38).

(7)	RSU awards were granted on May 5, 2009. The Company met the performance targets for these RSUs. Shares will vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date. Mr. Regan’s RSU award lapsed as a consequence of him leaving the Company on February 19, 2010. The market value has been calculated using the closing price on December 31, 2009, as quoted on the NYSE ($26.38).

(8)	Options were granted on January 1, 2006 and vest in five equal tranches on the first to fifth anniversaries of the grant date.

(9)	Options were granted on January 1, 2006 and vest in five equal tranches on the second to sixth anniversaries of the grant date and are exercisable from the sixth anniversary of grant date.

(10)	Options were granted on May 6, 2008. Shares subject to the option will become earned performance shares in equal tranches upon the attainment of performance targets in respect of 2008, 2009 and 2010, and such earned performance shares will become exercisable 50%, 25% and 25% on the third, fourth and fifth anniversaries of the grant date, respectively. The performance targets were met in 2008 after adjustment to exclude the HRH acquisition and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets. The previously established 2009 performance targets set for these specific grants were not met. The portion of the options subject to meeting the 2009 performance targets may however still be earned if the performance targets for 2010 are met.

(11)	Options were granted on May 5, 2009. The Company met the performance targets for these options. Shares will become exercisable in equal tranches on the second to fifth anniversaries of the grant date. Mr. Regan’s option lapsed as a consequence of him leaving the Company on February 19, 2010.

(12)	Options were granted on June 25, 2009 under the Company’s UK Sharesave Plan. Mr. Millwater’s option becomes exercisable on the fifth anniversary of the commencement of the associated savings contract. Mr Regan’s option would have become exercisable on the third anniversary of the commencement of the associated savings contract, but lapsed following his leaving the Company on February 19, 2010. The option exercise price is set in pounds sterling. The dollar price shown has been calculated using the exchange rate as at December 31, 2009 (£1: $1.61).

(13)	Options were granted on March 19, 2004 and vested in five equal tranches on the first to fifth anniversaries of the grant date.

(14)	Option was granted on September 22, 2004 and became exercisable on the fifth anniversary of the grant date.

(15)	RSU awards were granted on June 20, 2006 and vest in four equal tranches on the second to fifth anniversaries of the grant date. The market value has been calculated using the closing price on December 31, 2009, as quoted on the NYSE ($26.38).

(16)	Option was granted on September 1, 2008 and vests in four equal tranches on the first to fourth anniversaries of the grant date.

(17)	Option was granted on September 1, 2008. Shares subject to the option will become earned performance shares in equal tranches upon the attainment of performance targets in respect of 2008, 2009 and 2010, and such earned performance shares will become exercisable 50%, 25% and 25% on the third, fourth and fifth anniversaries of the grant date, respectively. The performance targets were met in 2008 after adjustment to exclude the HRH acquisition and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets. The previously established 2009 performance targets set for these specific grants were not met. The portion of the options subject to meeting the 2009 performance targets may however still be earned if the performance targets for 2010 are met.

Option Exercises and Shares Vested

The following table sets forth the share options exercised and RSUs vesting during 2009 by the named executive officers.

	Option Awards		Share Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	On Vesting	On Vesting
Name	(#)	($)(1)	(#)	($)(1)

J. Plumeri	—	—	22,500	481,050
	—	—	10,930	230,077
G. Millwater	—	—	5,631	120,391
			2,830	59,572
P. Regan	—	—	3,583	76,605
	—	—	1,800	37,890
P. Hearn	—	—	6,896	147,436
	—	—	3,350	70,518
	—	—	3,571	93,239
T. Wright	—	—	—	—

(1)	The value realized in respect of vested RSUs is calculated using the closing price, as quoted on the NYSE, on the date prior to such RSUs vesting.

Pension Benefits

Willis North America Inc. Pension Plan—The Group maintains a US retirement program, the Willis North America Inc. Pension Plan, a qualified defined benefits plan. This plan provides members with a pension on normal retirement age of 60 or 65 based on length of service, pensionable remuneration and when they first joined the plan. The compensation limit for the plan is $210,000 for 2008 and 2009. Participants are 100% vested in the plan after completing five years of service. Employees also become 100% vested if they are participants in the plan and are employed by Company after reaching age 60. The plan was closed to new hires on January 1, 2007 and frozen on May 15, 2009.

If participants are vested and married, their surviving spouses may be entitled to survivor benefits from the plan, if the participants die before starting retirement benefits. The default death benefit is the survivor portion of a 50% Joint & Survivor annuity. If participants are age 55 with 10 or more years of service, they may elect an enhanced survivor benefit.

As of December 31, 2009, Mr. Plumeri had approximately nine years of vesting service. The accrued annual benefit for Mr. Plumeri, payable as a normal-form annuity beginning on January 1, 2010, is $56,184 (Mr. Plumeri is over 65). At this retirement age, the years of vesting service and annual Maximum Average Salary for Mr. Plumeri are approximately nine years and $202,000 respectively.

As of December 31, 2009, Mr. Hearn had approximately 16 years of vesting service. The accrued annual benefit for Mr. Hearn, payable as a normal-form annuity beginning at age 65 is $79,255. At retirement age of 65, the years of vesting service and annual Maximum Average Salary for Mr. Hearn are approximately 27 years and $200,897 respectively.

Also, Willis North America Inc. (“Willis US”) has a 401(k) Plan covering its eligible employees and those of its subsidiaries. Shares are available as an investment option to participants in the Willis 401(k) Retirement Savings Plan.

Willis Pension Scheme—The Group also maintains a U.K. retirement program consisting of the Willis Pension Scheme, an approved defined benefits plan. A defined contribution plan was introduced in 2006 for new employees. The Willis Pension Scheme provides members with a pension of up to two thirds of pensionable remuneration on normal retirement age of either 60 or 65. Members accrue pension at a rate of 1/30th, 1/50th or 1/60th of pensionable remuneration, depending on grade and when they first joined the Scheme, in each case subject to a maximum of two-thirds of pensionable remuneration on retirement. Other members may have different accrual rates due to individual circumstances, such as continuation of existing benefits on joining. Members contribute 8% of their pensionable remuneration. The Willis Pension Scheme was closed to new members beginning on January 1, 2006.

Pensionable remuneration is based on full basic salary less an offset in respect of the U.K. State Pension, currently £4,953, in the case of most members including Messrs. Millwater and Regan. In addition, pensionable remuneration for members who joined the Scheme after June 1, 1989, including Mr. Regan, is subject to a cap, currently £123,600.

Mr. Millwater accrues pension remuneration at a rate of approximately 1/53rd per annum, and Mr. Regan accrues pension at a rate of approximately 1/60th.

On death, pensions based on one half of the members’ pensions are payable to a surviving spouse.

Rest of World—Elsewhere, pension benefits for our employees are typically provided in the country of operation through defined contribution plans.

The following table sets forth the retirement benefits that may be received by the named executive officers that participate in a pension scheme:

			Present Value of		Payments
		Number of Years	Accumulated		During Last
		Credited Service	Benefit		Fiscal Year
Name	Plan Name	(#)	($’000)		($)

J. Plumeri	Willis North America Inc. Pension Plan	9	579		—
G. Millwater	Willis Pension Scheme (UK)	21	4,814	(1)	—
P. Regan	Willis Pension Scheme (UK)	4	182	(1)	—
P. Hearn	Willis North America Inc. Pension Plan	15	513		—

(1)	The accumulated benefit is calculated in pounds sterling. The dollar figure shown has been calculated at the exchange rate as at December 31, 2009 (£1:$1.61).

Non-Qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation to be received by the Chairman and CEO. None of the other named executive officers receives deferred compensation.

Aggregate
	Executive	Registrant	Aggregate		Aggregate	Balance at
	Contributions in	Contributions in	Earnings in		Withdrawals/	Last Financial
	Last Financial Year	Last Financial Year	Last Financial Year		Distributions	Year End
Name	($)	($)	($)		($)	($)

J. Plumeri	800,000(1)	—	(8,577	)(2)	—	5,973,534

(1)	Effective from October 15, 2003, Mr. Plumeri has received an annual deferred compensation credit of $800,000, which is made to a non-qualified deferred compensation plan on his behalf. Actual payments into the plan are made after deducting Social Security and Medicare Taxes from the $800,000 annual credit.

(2)	Aggregate earnings are included in Mr. Plumeri’s Change in Pension Value in the Summary Compensation Table. For 2009, investment earnings of $21,459 were offset by Social Security and Medicare taxes totaling $30,036.

Chairman and Chief Executive Officer’s Employment Agreement

The Compensation Committee and the Board of Directors determined that it would be in the best interests of the Company to ensure Joseph J. Plumeri’s continued services as the Company’s Chairman and Chief Executive Officer until at least July of 2013. In addition, Mr. Plumeri and the Compensation Committee and the Board of Directors agreed that Mr. Plumeri’s prior employment agreement should be updated to reflect the evolution of best pay practices over the last several years. Two members of the Compensation Committee, Sir Roy Gardner and James McCann, participated in all discussions with Mr. Plumeri regarding his employment agreement and were advised by F.W. Cook during the negotiations. As a consequence, after receiving unanimous Board approval, on January 15, 2010, Willis US, a subsidiary of the Company, entered into an amended and restated employment agreement with Mr. Plumeri.

Mr. Plumeri agreed to extend the term of his employment for approximately 27 additional months until July 7, 2013. Either party may terminate Mr. Plumeri’s employment at an earlier time by giving 90 days prior written notice. Pursuant to the amended employment agreement, Mr. Plumeri’s base salary of $1,000,000, which has not increased since he joined Willis in October 2000, will be maintained. Similarly, Mr. Plumeri will continue to be eligible to receive an annual bonus, subject to the achievement of performance targets to be determined by the compensation committee. This is consistent with Mr. Plumeri’s and the Company’s shared view that his incentives will be best aligned with the interest of the shareholders if a majority of his annual compensation is tied to the Company’s performance. Except for the pro-rata bonus for 2013 or as otherwise determined by the Compensation Committee and the Board of Directors, the annual bonus will continue to be paid 50% in cash and 50% in restricted stock units. Mr. Plumeri will also continue to receive the same annual deferred compensation credit of $800,000 for each year he continues to be employed by Willis US, which is made to a non-qualified deferred compensation plan on his behalf.

In the interest of complying with best pay practices, Mr. Plumeri has agreed to a number of significant changes to his prior employment agreement. In the event of a Change in Control (as defined in the amended employment agreement), Mr. Plumeri’s prior agreement permitted him to voluntarily terminate his employment and receive severance. Effective January 1, 2010, in the event of a Change in Control, Mr. Plumeri can no longer voluntarily terminate and receive severance and instead will only be eligible for severance if he is involuntarily terminated (without Cause) or terminates employment for Good Reason (each as defined in the amended employment agreement). Effective upon the expiration of the term of his prior employment agreement, which will occur on the annual general meeting of shareholders of the Company in 2011, the Company will no longer be required to reimburse Mr. Plumeri for any by excise taxes imposed upon him under Section 4999 of the Internal Revenue

Code (“golden parachute” excise taxes) or penalty taxes imposed upon him under Section 409A of the Internal Revenue Code relating to the deferral of compensation. Mr. Plumeri also agreed, effective January 1, 2010, to remove provisions requiring the Company to provide similar tax reimbursement (gross up) payments in respect of income taxes imposed on him relating to reimbursements for expenses and legal fees.

In consideration for the changes noted above, the Compensation Committee and the Board of Directors amended Mr. Plumeri’s employment agreement to provide that Mr. Plumeri will receive a grant of RSUs in 2010 that will vest only upon the achievement of performance and time-based vesting criteria to be determined by the Compensation Committee (but that are consistent with the performance criteria and time vesting schedule granted for other senior executives). They will have a grant date value of $6,000,000, and if earned, vest no later than July 7, 2013. It is the expectation and intent of the Compensation Committee to award Mr. Plumeri grants of comparable value and containing comparable terms in 2011 and 2012, subject to the Compensation Committee’s good faith evaluation of changes in circumstances of the Company, the performance of the Company and the performance of Mr. Plumeri that justifies an alternative vehicle or amount of grant.

As stated above, Mr. Plumeri will continue to be eligible to receive an annual bonus tied to performance goals established in good faith by the Compensation Committee. As an added incentive, the threshold, target and maximum bonus payout percentages are 250%, 375%, and 500% of base salary (increased from 225%, 337% and 450%, respectively). If Willis US terminates Mr. Plumeri’s employment without Cause or Mr. Plumeri terminates his employment for Good Reason, he is entitled to a lump sum payment equal to $4,000,000 in lieu of the prior provision which provided for a payment equal to the lesser of $4,000,000 and $2,000,000 multiplied by a fraction, the numerator of which was the number of months of employment remaining until April 2011 and the denominator of which was 12. If Willis US terminates Mr. Plumeri’s employment without Cause or if Mr. Plumeri terminates his employment for Good Reason within 6 months prior to or within 24 months following a Change in Control, Mr. Plumeri will receive a payment equal to two times the sum of his base salary and target annual bonus during the year in which the termination of employment occurs in lieu of the prior provision which provided for a payment equal to $6,000,000.

In addition, in the event of any termination of employment without Cause or for Good Reason, Mr. Plumeri will continue to be entitled to accrued benefits earned prior to termination but not yet paid. The accrued benefits include unpaid salary and vacation pay; any bonus due as a result of actual performance but not yet paid for any completed financial year; a pro rated bonus for the year in which the termination occurs based upon actual performance achieved for that year; amounts due under medical, life insurance, disability and pension plans; and reimbursable business expenses. Mr. Plumeri will also continue to be entitled to have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, which is now July 7, 2013.

If Mr. Plumeri’s employment is terminated for any other reason, he remains only entitled to his accrued benefits, provided that if Mr. Plumeri terminates his employment without Good Reason following a Change in Control, he is entitled to be credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, which is now July 7, 2013.

The amended employment agreement also contains certain confidentiality, non-compete and non-solicitation covenants and provisions relating to Mr. Plumeri’s termination of employment.

Other Named Executive Officers’ Employment Agreements

Messrs. Millwater, Regan, Hearn and Wright each have an employment agreement with a subsidiary of the Company. Each agreement provides for an annual salary which is subject to review and which in 2009 was $704,295 for Mr. Millwater, $626,040 for Mr. Regan, $550,000 for Mr. Hearn and $633,866 for Mr. Wright. Pursuant to his employment agreement, Mr. Wright was also guaranteed a minimum

$626,400 2009 AIP award. Messrs. Millwater, Regan, Hearn and Wright participate in the AIP which provides for an annual incentive award which depends on Company and personal performance. In respect of Messrs. Millwater, Regan, and Wright each employment agreement may be terminated generally upon giving 12 months’ notice and contains certain non-compete and non-solicitation covenants. The Company has entered into a separate restrictive covenant agreement with Mr. Hearn which prevents him from undertaking any activity deemed to be in competition with the Company for a period of up to 12 months following termination of his employment, during which the Company will make monthly payments equivalent to his base salary and provide for continued medical coverage.

Mr. Regan resigned on October 22, 2009 and his last day at the Company was February 19, 2010. Effective upon his departure, Stephen E. Wood was appointed Interim Group Chief Financial Officer. Pursuant to Mr. Wood’s employment agreement, he receives a base salary of $313,020 per annum, effective January 1, 2010. He also participates in the AIP.

Messrs. Millwater, Regan, Wood and Wright receive their salaries in pounds sterling and the above figures have been converted into dollars at the average exchange rate for 2009 (£1:$1.5651).

Potential Payments to the Chairman and Chief Executive Officer

The following table shows the estimated payments and benefits that our Chairman and CEO would have received if his employment had terminated on December 31, 2009 and the terms of his former employment agreement applied. The severance terms of his amended employment agreement, dated January 15, 2010, are disclosed in the footnotes to the table.

					Intrinsic
				Total	Value of
		Deferred	Accrued	Payments on	Unvested
	Severance	Compensation	Amounts	Termination	Stock Awards
	($)	($)	($)(4)	($)	($)(5)

Termination by the Company without Cause or by the officer with Good Reason(1)	2,666,667	7,040,201	3,496,058	13,202,926	9,095,930
Termination by the Company on Change of Control(2)	6,000,000	7,040,201	3,496,058	16,536,259	9,095,930
Other Reasons(3)	—	5,973,534	3,496,058	9,469,592	9,095,930

(1)	Pursuant to his former employment agreement, which was effective until January 1, 2010, Mr. Plumeri was entitled, if his employment was terminated either by the Company without Cause or by himself for Good Reason, to receive the lesser of $4,000,000 and $2,000,000 multiplied by a fraction the numerator of which was the number of months of employment remaining until April 2011 and the denominator of which was 12, plus any accrued benefits. The accrued benefits include unpaid salary and vacation pay; any bonus due as a result of actual performance but not yet paid for any completed financial year; a pro rata bonus for the year in which the termination occurs based on the performance achieved in that year; amounts due under medical, life insurance, disability and pension plans; and reimbursable business expenses. Mr. Plumeri’s amended employment agreement, dated as of January 15, 2010, provides that in lieu of the severance payment described above he will be entitled to a lump sum payment equal to $4,000,000 in addition to the accrued benefits described above.

He will also have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, which was expected to terminate April 2011. On departure the full amount accrued under the deferred compensation plan will become payable. Mr. Plumeri’s amended agreement provides for an extension of his term of employment through July 7, 2013, which increases the deferred compensation benefits Mr. Plumeri would receive by $800,000 a year (or $1,764,102) because the amount of the benefit is based on the period remaining in Mr. Plumeri’s contract of employment.

Further, Mr. Plumeri would have the right to exercise his vested and not yet exercised option awards made in 2006 within 90 days of his date of termination or in the case of those granted in 2004 within two years of termination.

Mr. Plumeri would have the right to exercise his 2008 option to the extent that applicable performance conditions have been met and shares become Earned Performance Shares, for a period of two years following the later of the date of termination or the end of the applicable performance period. In addition, all unvested RSUs granted in 2007, 2008 and on March 2, 2009 would immediately vest upon termination.

Further, the service requirements for the RSUs granted to Mr. Plumeri on May 5, 2009 would be waived.

The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2009 when his then-current employment agreement was controlling, and assuming the Board, through the Compensation Committee, would have determined that Mr. Plumeri would be paid a cash bonus of an amount equal to what he is to receive in respect of his performance for 2009.

(2)	Pursuant to Mr. Plumeri’s former employment agreement, if the Company were subject to a Change of Control and Mr. Plumeri’s employment was terminated by the Company after such change for any reason, including prior to the Change of Control at the direction of the acquiring or successor company or if Mr. Plumeri terminated his employment for any reason, Mr. Plumeri would have received $6,000,000. Mr. Plumeri would have also received the accrued amounts and accrued rights, as described in (1) above, and he would have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, which was expected to terminate in April 2011. On departure the full amount payable under the deferred compensation plan would become payable. Mr. Plumeri’s amended employment agreement, dated as of January 15, 2010, provides that in the event of a Change of Control, Mr. Plumeri can no longer voluntarily terminate and receive severance and instead will only be eligible for severance if he is involuntarily terminated (without Cause) or terminates employment for Good Reason (each as defined in the amended employment agreement). If the Company is subject to a Change of Control and Mr. Plumeri’s employment is terminated by the Company (or a successor company) without Cause or by himself for Good Reason within 6 months prior to or within 24 months following such Change of Control, Mr. Plumeri will receive a payment equal to two times the sum of his base salary and target annual bonus during the year in which the termination of employment occurs. Mr. Plumeri will also continue to be entitled to receive the accrued benefits and deferred compensation benefits he was entitled to receive pursuant to his former employment agreement.

Also, Mr. Plumeri would have the right to exercise his 2006 options to the extent they had vested within two years of termination. As regards unvested 2006 option awards, the Board has the discretion to accelerate Mr. Plumeri’s awards so that they can be exercised. For the purpose of this section, it has been assumed that discretion to the maximum extent has been exercised. Mr. Plumeri would also have the right, in the event of a Change of Control before the end of 2010, to exercise the options granted to him in 2008 within two years of the 2011 Annual General Meeting, provided that either (i) he remains an employee until that meeting, or (ii) his employment is terminated by the Company without Cause, by the employee with Good Reason, death, disability or mutual retirement. In addition, all unvested RSUs granted in 2007, 2008 and 2009 would immediately vest upon termination.

Further, the Company (or our successor) would be required to pay Mr. Plumeri an amount (a “gross-up” payment) in respect of excise taxes that may be imposed under U.S. tax laws on payments and benefits received in connection with a Change of Control. The gross-up payment would make Mr. Plumeri whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to the Company’s equity and benefit plans. Mr. Plumeri’s amended agreement provides that he will not be entitled to a gross up payment upon the expiration of the term of his prior employment agreement, which will occur on the annual general meeting of shareholders of the Company in 2011. For the purpose of this section, it is assumed that no such payments will be necessary.

The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2009 by reason of Change of Control, and assuming the Board has exercised its discretion to determine his unvested share grants should become exercisable to the maximum extent.

(3)	Where the employment is terminated either by the Company for any reason other than as described in (1) and (2) above, including disability, mutual retirement and retirement, Mr. Plumeri will be entitled to receive the accrued benefits, as described in (1) above including the right to receive the full amount accrued under the deferred compensation plan. Pursuant to Mr. Plumeri’s amended employment agreement, if he terminates his employment without Good Reason following a Change of Control, he would have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, currently April 2013.

Also, Mr. Plumeri would have the right, except where termination is for Cause or without Good Reason by him in relation to his 2006 award, to exercise his vested and unexercised option awards made in 2006 within 90 days of his date of termination or in the case of those granted in 2004 within two years of termination. In addition, except where termination is for Cause or without Good Reason by him, all unvested RSUs granted in 2007 and 2008 would immediately vest upon termination.

In the event Mr. Plumeri’s termination was due to death, disability or mutual retirement, his March 2, 2009 RSUs would immediately vest upon termination and the service requirements for his May 5, 2009 RSUs would be waived.

In March 2007, Mr. Plumeri’s 2006 option agreement in respect of his option grant of 500,000 shares was amended to the effect that, on termination of Mr. Plumeri’s employment as a result of retirement, if at that time a successor CEO has been appointed by the Board, Mr. Plumeri’s options shall become fully vested and exercisable for a period of two years following such termination. In the event Mr. Plumeri continues his employment with the Company as Executive Chairman after a CEO has been appointed, and afterwards ends his employment as a result of retirement, the same option schedule would apply.

Mr. Plumeri would have the right to exercise the options granted to him in 2008 to the extent that applicable performance conditions have been met and Shares become earned performance shares, for a period of two years following the later of the date of termination or the end of the applicable performance period, except where termination is for Cause or without Good Reason, in which case such options shall lapse immediate upon termination.

The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2009 for any reason other than described in (1) and (2) above, except for Cause, and assuming the Board exercised its discretion to determine how unvested share grants should become exercisable to the maximum extent. If terminate was for Cause, the intrinsic value of unvested share awards would be nil.

(4)	It has been assumed for this calculation that the Board, through the Compensation Committee, would have determined that Mr. Plumeri be paid a cash annual incentive award of an amount equal to what he is to receive in respect of his performance for 2009.

(5)	In addition to the above, it has been agreed that Mr. Plumeri will still retain the benefit of the Company’s Directors and Officers insurance relating to his services for the period up to and including his date of departure where termination of employment is without cause or for good reason or change of control. Also, under the U.S. Pension Plan, in the event of termination of employment for any of the above reasons, Mr. Plumeri will receive the same benefit as other plan participants terminated for similar reasons. For more information please see Executive Compensation—Pension Benefits.

(6)	The terms “Cause”, “Good Reason”, “Disability”, “mutual retirement” and “retirement” are used as defined in Mr. Plumeri’s employment agreement. The term “Cause” includes, among other things, conviction of a felony, willful and continuous disregard for, or serious or persistent breach of material duties and responsibilities, gross negligence or any other form of gross misconduct. The term “Good Reason” includes, among other things, any material diminution of duties, responsibilities or authority, or the assignment to Mr. Plumeri of any duties materially inconsistent with his position or any material breach of his contract of employment by the Company.

“Change of Control” is defined in Mr. Plumeri’s agreement as:

(a)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company;

(b)	occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (i) nominated by the Board of Directors of the Company nor (ii) appointed by directors so nominated; provided a Person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest;

(c)	the failure of the Company to own, directly or indirectly, at least 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Willis US (or the successor entity owning all or substantially all of the assets previously owned by Willis US if such assets are transferred);

(d)	a merger, consolidation or other corporate transaction of the Company (a “Transaction”) such that the shareholders of the Company immediately prior to such Transaction do not own more than 50 percent of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such Transaction in approximately the same proportion to each other as immediately prior to the Transaction;

(e)	the sale of all or substantially all of the assets of the Company; or

(f)	approval by the Company’s shareholders of a plan of liquidation or dissolution of the Company.

Mr. Plumeri’s amended employment agreement further provides that the definition of “Change in Control” may be narrowed in some circumstances, to the extent necessary to comply with Section 409A of the federal tax code.

Potential Payments to Named Executive Officers other than the Chairman and CEO

The following table sets forth the estimated payments and benefits our named executive officers other than the Chairman and CEO would have received assuming the named executive officer was terminated on December 31, 2009.

			Intrinsic
	Total Payments		Value of Unvested
	on Termination		Stock Awards
	($)(1)	Welfare/Other($)	($)(2)

G. Millwater
Termination by the Company without Cause(3)	724,500	—	2,681,978
Termination by the Company on a Change of Control(4)	724,500	—	2,681,978
Other Reasons(5)	724,500	—	2,681,978
P. Regan
Termination by the Company without Cause(3)	644,000	—	1,892,762
Termination by the Company on a Change of Control(4)	644,000	—	1,892,762
Other Reasons(5)	644,000	—	1,892,762
P. Hearn
Termination by the Company without Cause(6)	550,000	14,140	1,987,787
Termination by the Company on a Change of Control(4)	550,000	14,140	1,987,787
Other Reasons(5)	550,000	14,140	1,987,787
T. Wright
Termination by the Company without Cause(3)	652,050	—	1,076,200
Termination by the Company on a Change of Control(4)	652,050	—	1,076,200
Other Reasons(5)	652,050	—	1,076,200

(1)	Messrs. Millwater, Regan and Wright receive their salaries in pounds sterling. The dollar figures shown have been calculated at the exchange rate as at December 31, 2009 (£1:$1.61).

(2)	Messrs. Hearn, Millwater, Regan and Wright each hold unvested option and RSU awards, which may become vested upon a termination of employment. The RSUs granted to Messrs. Hearn, Millwater and Regan in March 2007 and 2008 each vest in full upon a termination of employment due to Redundancy. Redundancy is defined as a termination of employment where (i) the business for the purposes of which the participant was employed ceases or is to cease to be carried on in the place where the participant was so employed; or (ii) the requirements of the Company for the participant to carry out work of a particular kind, or for participants to carry out work of a particular kind in the place they were so employed have ceased or diminished or are expected to cease or diminish; or (iii) as otherwise agreed by the Board in its absolute discretion. For purposes of the table above, a termination of employment due to Redundancy is deemed to be a termination of employment without Cause.

The Board, in its sole discretion, may accelerate the vesting of all other RSUs and options upon a termination of employment for any reason other than Cause. For purposes of those option and RSU awards, Cause is defined as: (i) the participant’s continued and/or chronic failure to adequately and/or competently perform his or her material duties with respect to the Company or its subsidiaries after having been provided reasonable notice of such failure and a period of at least ten days after the participant’s receipt of such notice to cure and/or correct such performance failure; (ii) willful misconduct by the participant in connection with the participant’s employment which is injurious to the Company or its subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the participant to the Company or its subsidiaries); (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment); (iv) any breach of the participant’s restrictive covenants as provided in the award agreement (if applicable), in the participant’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the participant and the Company or any of its subsidiaries (other than an insubstantial, inadvertent and non-recurring breach); or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the participant’s receipt of such notice.

Upon termination on a Change of Control, options granted under the UK Sharesave Plan may be exercised to the extent that fixed monthly savings have been made into the associated savings account.

The table above shows the intrinsic value of all unvested option and RSU awards held by Messrs. Hearn, Millwater, Regan and Wright, as of December 31, 2009. Mr. Regan’s awards lapsed as a consequence of him leaving the Company on February 19, 2010.

(3)	Messrs. Millwater, Regan and Wright entered into employment agreements with Willis Limited, a subsidiary of the Company. Each of the employment agreements provides that either party may terminate the executive’s employment at any time by giving 12 months prior written notice. Due to their roles, the Company may require that the executives vacate their offices without serving the full notice period. In certain circumstances the Company may be required pay the executive an amount equal to his base salary for the remaining portion of the notice period. Further, payments in respect of Messrs. Millwater, Regan and Wright may be made to address any statutory redundancy payments required to be made, at rates set from time to time by the Department of Trade and Industry of the U.K. Government.

The table above shows the payments Messrs. Millwater, Regan and Wright would have received had a termination of employment taken place on December 31, 2009, assuming that payments were made for the full 12 month notice period. Mr. Regan left the Company on February 19, 2010 and no such payments will be made.

(4)	Other than Mr. Plumeri (as described above), no other named Executive Officer has change of control provisions in his employment agreement. The amounts payable to the other named executive officers in respect of termination of employment following a change in control would be calculated on the same basis described in Termination by the Company without Cause above.

All RSU awards other than those granted in 2007 and 2008 automatically vest in full upon the occurrence of a Change in Control in accordance with the terms of the RSU award agreements. Pursuant to the Company’s 2008 Share Purchase and Option Plan, all option awards under the plan, other than those granted in May 2009 and Mr. Wright’s option award covering 83,333 shares granted in September 2008 automatically vest in full upon the occurrence of a Change in Control, to the extent such awards are not assumed or substituted. In the event those option awards are not assumed or substituted, such options generally vest in full upon a participant’s termination of employment occurring within 24 months following the Change in Control.

Pursuant to the Company’s 2001 Share Purchase and Option Plan and the Company’s 2004 Bonus and Stock Plan, the RSU awards granted in 2007 and 2008 and all option awards other than those granted in May 2009 and Mr. Wright’s option award covering 200,000 shares granted in September 2008 may vest upon the occurrence of a Change in Control, in the sole discretion of the Board.

For purposes of the option and RSU awards, Change in Control is defined as (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC there under as in effect on the date hereof) of the common shares of the Company representing more than 50% of the aggregate voting power represented by the issued and outstanding common shares of the Company; and (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by persons who were neither (i) nominated by the Company’s Board of Directors nor (ii) appointed by directors so nominated.

The table above shows the intrinsic value of all unvested option and RSU awards held by Messrs. Hearn, Millwater, Regan and Wright, as of December 31, 2009. Mr. Regan’s awards lapsed as a consequence of him leaving the Company on February 19, 2010.

(5)	The unvested option and RSU awards that Messrs. Hearn Millwater, Regan and Wright hold each vest in full upon a termination of employment due to death or permanent disability; provided, that, performance-based option awards only vest to the extent that performance targets have been achieved on the date of termination of employment.

The RSUs granted to Messrs. Hearn, Millwater, Regan and Wright in 2007 and 2008 each vest in full upon a termination of employment due to retirement. The Board, in its sole discretion, may accelerate the vesting of all other option and RSU awards upon a termination of employment due to retirement. Mr. Regan’s awards lapsed as a consequence of him leaving the Company on February 19, 2010.

(6)	Mr. Hearn entered into a restrictive covenant agreement with the Company, effective May 6, 2008. The agreement provides, in part, that for a period of 12 months directly following Mr. Hearn’s termination of employment for any reason the executive must refrain from working for, engaging or generally having a financial interest in certain of the Company’s competitors. During the non-compete period the Company is obligated to make payments to Mr. Hearn equal to the base salary payments the executive would have received if he had remained in the Company’s employ during such period. In addition the Company is required to pay for the cost of Mr. Hearn’s medical coverage during the non-compete period. The Company may elect to shorten the non-competition period, in which case the Company would only be obligated to provide Mr. Hearn with the base salary payments and medical benefits described above during the shortened non-compete period.

The table above shows the payments Mr. Hearn would have received had a termination of employment taken place on December 31, 2009, assuming that payments and benefits were provided for the full 12 month non-compete period.

Director Compensation

In 2009, all directors, other than Mr. Plumeri, received a director’s fee of $75,000 per annum. Effective 2010, they will receive $100,000 per annum. In addition, the Chairman of the Compensation Committee and of the Corporate Governance and Nominating Committee receives a further $20,000 per annum; the Chairman of the Audit Committee receives a further $30,000 per annum; and other members of the Audit Committee receive a further $10,000 per annum.

Sir Jeremy Hanley receives an additional director’s fee of £20,000 (pounds sterling) per annum in connection with his appointment as a director of Willis Limited, the Willis Group’s principal insurance broking subsidiary outside of the USA, which he has held since March 12, 2008.

In addition, in 2009, each non-employee director who was is elected at the Company’s Annual General Meeting received an award of RSUs equivalent in value to $75,000, based on the closing price of Shares as quoted on the NYSE on the date of grant. Effective 2010, directors will receive an award of RSUs equivalent in value to $100,000. Any directors appointed after an Annual General Meeting will receive a pro-rated award in respect of their first year in office. The RSUs will vest on the first anniversary of grant. The directors were previously permitted to defer the settlement of the RSUs. However, in 2009, as a result of U.S. and Irish tax requirements, the Board declared that no further deferrals would be permitted and each of the directors agreed to an early settlement of their RSUs.

The Board has adopted ownership guidelines for the directors. Each director is required to hold Shares, including vested share grant awards, equal to $225,000 within five years of the date of appointment. Further, the directors shall not be able to sell these Shares until six months following resignation as a director. Management would prepare a summary of each director’s Share holding at December 31 of each year using the price at that date. Where a director has more than five years of service but does not satisfy the ownership guidelines, he or she will be expected not to sell any Shares in the following 12 months (other than to satisfy tax obligations on the vesting or distribution of RSUs) and the Compensation Committee would recommend that the director use his or her after-tax cash retainer to acquire Shares. In the case of financial hardship, the ownership guidelines would be waived until the hardship no longer applies.

In connection with the Company’s redomicile to Ireland, in 2009, the Company suspended its Non-Employee Directors Deferred Compensation Plan. The Plan permitted non-employee directors to elect to defer all or any portion of their fees to be earned in any given calendar year into: (i) a cash account, in which the deferred fees earn interest at a rate equal to that which we could earn on an equal amount of money deposited with a commercial bank; or (ii) a Share account, which the Company credited with a number of Shares equal to the amount of the fees deferred into the Share account divided by the 10-day average sales price of our Shares with respect to the date the director deferred his or her fees. The Plan permitted the directors to receive a distribution of his or her cash account (in cash) and Share account (in Shares), upon the earlier to occur of: (a) a change of control of the Company; (b) the first business day of the calendar year following the date the director retires, resigns or otherwise separates from service as a director; and (c) the termination of the plan by the Board of Directors. In connection with the redomicile, each director participating in the Plan elected to receive a full distribution of his account: Senator Bradley received approximately $117,238 in cash and 3,374 Shares and Mr. Roberts received 6,426 Shares. Finally, in connection with the redomicile, the Company will indemnify any director in the event they may need to pay additional taxes.

The following table sets forth cash and other compensation paid or accrued to the non-employee directors of the Company during 2009.

	Fees Earned or	Option	Share	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(1)	($)(1)	($)	($)

W. Bradley	95,000	—	74,981	—	169,981
J. Califano, Jr.	75,000	—	74,981	—	149,981
A. Catalano	75,000	—	74,981	—	149,981
Sir Roy Gardner	95,000	—	74,981	—	169,981
Sir Jeremy Hanley	116,302	—	74,981	—	191,283
R. Kravit	85,000	—	74,981	—	159,981
J. Lane	75,000	—	74,981	—	149,981
W. Lane	85,000	—	74,981	—	159,981
J. McCann	75,000	—	74,981	—	149,981
D. Roberts	105,000	—	74,981	—	179,981

(1)	Value shown is the full fair value as at the date of grant. The assumptions made in the fair market valuations of these awards are described in the “Share-Based Compensation Plans” note to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

As of February 26, 2010, the directors owned the following options and RSUs: Mr. Bradley held options to purchase 130,000 Shares and 4,136 RSUs; Mr. Califano held options to purchase 35,000 Shares and 5,964 RSUs; Ms. Catalano held options to purchase 30,000 Shares and 4,136 RSUs; Sir Roy Gardner held options to purchase 30,000 Shares and 2,775 RSUs; Sir Jeremy Hanley held options to purchase 30,000 Shares and 5,964 RSUs; Ms. Kravit held 4,136 RSUs; Mr. Lane held 2,775 RSUs; Ms. Lane held options to purchase 35,000 Shares and 2,775 RSUs; Mr. McCann held options to purchase 35,000 Shares and 4,136 RSUs; and Mr. Roberts held options to purchase 35,000 Shares and 5,964 RSUs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Willis has adopted written policies and procedures governing the review and approval of transactions between the Company and any of its directors or executive officers, nominees for directors, any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities or their immediate family members (each, a “Related Person”) to determine whether such persons have a direct or indirect material interest. The Company’s directors and executive officers complete an annual director and officer questionnaire which requires the disclosure of related person transactions. In addition, directors and executive officers are obligated to advise the Audit Committee of any related person transactions of which they are, or become aware, and, in the event that any such transactions involve difficult or complex issues, the directors and executive officers are obligated to advise the Group General Counsel. Further, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement in accordance with SEC rules. The Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers, among other factors it deems appropriate:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•	the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Any member of the Audit Committee who is a Related Person with respect to a transaction under review may not participate in the deliberations or vote regarding approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting at which the Audit Committee considers the transaction.

Related Person Transactions

There were no transactions with the directors or executive officers during 2009 required to be disclosed pursuant to Item 404 of Regulation S-K.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC and the NYSE. Executive officers, directors and such security holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and information provided by the reporting persons, all of its directors and executive officers made all required filings on time during 2009.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report”, to the extent permitted by SEC rules, and the appendix to this proxy statement, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

SOLICITATION OF PROXIES

The Board of Directors hereby solicits proxies for use at the 2010 Annual General Meeting and at any adjournment thereof. Shareholders who execute a proxy may still attend the meeting and vote in person.

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying the Company Secretary. Written revocations should be directed to:

Company Secretary
c/o Office of the General Counsel
Willis Group Holdings Public Limited Company
One World Financial Center
200 Liberty Street
New York, NY 10281-1003

or by email to shareholder@willis.com.

If your Shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with these materials to determine how you may change your vote.

Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to the Company.

The cost of this proxy solicitation is borne directly by the Company. Mellon Investor Services LLC has been retained to assist in the proxy solicitation at a fee of approximately $8,500 plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, by e-mail and by facsimile by the Company’s directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of Shares which are held of record by them, and will pay the necessary expenses.

Where a shareholder wants to nominate a person for election to the Board at the Company’s Annual General Meeting, the shareholder must provide advance notice to the Company. Notice of shareholder nominations for election at the 2011 Annual General Meeting must be received by the Company Secretary, c/o Office of the General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1033, no earlier than October 13, 2010 and no later than November 12, 2010. The notice must disclose in respect of the proposed nominee, name, age, business and residence address, principal occupation, number of Shares beneficially owned and such other information as is required to be disclosed for the election of directors pursuant to

Section 14 of the Exchange Act, together with a notice executed by the proposed nominee confirming his or her willingness to serve as a Director if so elected. The shareholder making the nomination will be expected to provide his or her name, address and number of Shares of the Company beneficially owned.

A copy of the Company’s memorandum and articles of association can be obtained from the Company Secretary on request or can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. A shareholder may also propose an individual to the Corporate Governance and Nominating Committee for its consideration as a nominee for election to the Board by writing to the Group General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1003. The Corporate Governance and Nominating Committee will consider the shareholder’s nominee proposal in accordance with the selection process and specific qualification standards as set out in the Company’s Corporate Governance Guidelines.

ETHICAL CODE

The Company has adopted an Ethical Code applicable to all our directors, officers and employees, including our Chairman and CEO, the Group Chief Financial Officer, the Group Financial Controller and all those involved in the Company’s accounting functions. Our Ethical Code can be found in the Investor Relations — Corporate Governance section of our website at www.willis.com. A copy is also available free of charge on request from the Company Secretary, c/o Office of the General Counsel, Willis Group Holdings Public Limited Company, One World Financial Center, 200 Liberty Street, New York, NY 10281-1033. The Company intends to post on its website any amendments to, or waivers of, a provision of its Ethical Code in accordance with Item 406 of Regulation S-K.

SHAREHOLDER AND OTHER PROPOSALS

Shareholders who wish to present a proposal pursuant to Rule 14a-8 under the Exchange Act and have it considered for inclusion in the Company’s proxy materials for the 2011 Annual General Meeting of the Company’s shareholders must submit such proposal in writing to the Secretary of the Company on or before November 12, 2010.

Shareholders who wish to present a proposal at the 2011 Annual General Meeting that has not been included in the Company’s proxy materials must submit such proposal in writing to the Secretary of the Company. Any such notice received by the Secretary on or after January 26, 2011 shall be considered untimely for the presentation of proposals by shareholders.

In addition, the Company’s articles of association and the Irish Companies Act contain further requirements relating to the timing and content of the notice which shareholders must provide to the Company for any nomination or matter to be properly presented at a shareholders’ meeting.

By order of the Board of Directors,

Adam G. Ciongoli
Group General Counsel and Secretary

APPENDIX A

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2010 NORTH AMERICAN EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan

The purpose of the Plan is to give eligible employees of the Subsidiaries of Willis Group Holdings Public Limited Company in the United States of America and Canada the ability to benefit from the added interest that such employees will have in the welfare of the Company as a result of their increased equity interest in that Company.

2. Section 423 of the Code

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code or any successor section thereto. Accordingly, all Participants shall have the same rights and privileges under the Plan, subject to any exceptions that are permitted under Section 423 of the Code and the rules and regulations promulgated thereunder. Any provision of the Plan that is inconsistent with Section 423 of the Code or any successor provision shall, without further act or amendment, be reformed to comply with the requirements of Section 423. This Section 2 shall take precedence over all other provisions in the Plan.

3. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The U.S. Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Board: The Board of Directors of the Company or a duly authorized committee of the Board.

(c)	Change in Control: Such term means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Act and the rules of the Securities and Exchange Commission there under as in effect on the date hereof) of the ordinary shares of the Company representing more than fifty percent (50%) of the aggregate voting power represented by the issued and outstanding ordinary shares of the Company; or (ii) occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither (x) nominated by the Company’s Board nor (y) appointed by directors so nominated.

For the avoidance of doubt, a transaction shall not constitute a Change in Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Willis Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company. The Board, in its sole discretion, may make an appropriate and equitable adjustment to the Shares underlying an Option to take into account such transaction, including substituting or providing for the issuance of shares of the resulting ultimate parent entity in lieu of Shares of the Company.

(d)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(e)	Companies Act: The Companies Act 1963 of Ireland.

(f)	Company: Willis Group Holdings Public Limited Company, a company organized under the laws of Ireland under registered number 475616.

(g)	Compensation: Base salary, AIP and office profit bonuses or other miscellaneous bonuses as defined in the payroll system, commissions, production incentives, overtime and shift pay, in each case prior to reductions for pre-tax contributions made to a plan or salary reduction contributions to a plan excludable from income under Section 125 of the Code. Notwithstanding the foregoing, Compensation shall exclude any other form of remuneration not listed above including severance pay, stay-on bonuses, long-term bonuses, retirement income, change-in-control payments, contingent payments, income derived from share options, share appreciation rights and other equity-based compensation and other forms of special remuneration.

(h)	Disqualifying Disposition: As such term is defined in Section 11(h) of the Plan.

(i)	Effective Date: The date on which the Plan was originally adopted by the Board of Directors of Willis Group Holdings Public Limited Company, subject to shareholder approval as defined pursuant to Section 22 of the Plan.

(j)	Fair Market Value: On a given date, the closing bid price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then the closing bid price on the first date on which it is otherwise reported on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the closing bid price of the Shares on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Board in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

(k)	Group: A “group” as such term is used in Sections 13(d) and 14(d) of the Act, acting in concert.

(l)	Maximum Share Amount: Subject to Section 423 of the Code, the maximum number of Shares that a Participant may purchase in any given Offering Period or for any given year shall be determined by the Board; provided, however, the maximum number of Shares that a Participant may purchase under this Plan (or under any other “employee stock purchase plan” within the meaning of Section 423(b) of the Code, of the Company or any of its Subsidiaries) for any given year is U.S. $25,000 worth of Shares (as determined as of each Offering Date) in each calendar year during which an option is granted to such Participant; provided, further, the maximum number of Shares that a Participant may purchase for any given Offering Period is 5,000 Shares.

(m)	Offering Date: The first date of an Offering Period.

(n)	Offering Period: An offering period described in Section 6 of the Plan.

(o)	Option: A share option granted pursuant to Section 9 of the Plan.

(p)	Participant: An individual who is eligible to participate in the Plan pursuant to Section 7 of the Plan.

(q)	Participating Subsidiary: A Subsidiary of the Company that is selected to participate in the Plan by the Board in its sole discretion.

(r)	Payroll Deduction Account: An account to which payroll deductions of Participants are credited under Section 11(c) of the Plan.

(s)	Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(t)	Plan: The Willis Group Holdings Public Limited Company 2010 North American Employee Stock Purchase Plan, as adopted by the Board on February 3, 2010.

(u)	Plan Broker: A stock brokerage or other financial services firm designated by the Board in its sole discretion.

(v)	Purchase Date: The last date of an Offering Period.

(w)	Purchase Price: The purchase price per Share, as determined pursuant to Section 10 of the Plan.

(x)	Shares: Ordinary shares of the Company.

(y)	Subsidiary: A subsidiary corporation as defined in Section 424(f) of the Code (or any successor section thereto) which is also a subsidiary within the meaning of Section 155 of the Companies Act.

(z)	Willis Group: The Company and its Subsidiaries.

4. Shares Subject to the Plan

Subject to the adjustment provision in Section 14 of the Plan, the total number of Shares which shall be made available for sale under the Plan shall be 1,000,000 Shares to be allocated among Offering Periods as the Board shall determine. If the Board determines that, on a given Purchase Date, the number of Shares with respect to which Options are to be exercised may exceed (i) the number of Shares available for sale under the Plan on the Offering Date of the applicable Offering Period or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Shares on such Purchase Date, and continue all Offering Periods then in effect or (y) that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Shares on such Purchase Date, and terminate any or all Offering Periods then in effect. The Company may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of Additional Shares (defined below) for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date. The Shares may consist, in whole or in part, of unissued Shares, treasury Shares or Shares purchased on the open market. The issuance of Shares pursuant to the Plan shall reduce the total number of Shares available under the Plan.

5. Administration of the Plan and Administrative Fees

The Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part to any subcommittee thereof. The Board is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the

Board deems necessary or desirable. Any decision of the Board in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). Subject to any applicable law, the Board may delegate its duties and powers under the Plan to such persons, board of directors of subsidiaries or committees thereof as it designates in it sole discretion. The Board may impose reasonable administrative fees on Participants to defray the administrative costs of the Plan, which shall in no event exceed the actual administrative costs of the Plan.

6. Offering Periods

The Plan shall be implemented by a series of Offering Periods of six (6) months’ duration, with new Offering Periods commencing on the date determined by the Board. The Plan shall continue until terminated in accordance with Section 17 hereof. Notwithstanding the foregoing, the Board may change the duration, frequency and/or commencement of any Offering Period, subject to the limitations under Section 423 of the Code and all applicable state, local and foreign laws.

7. Eligibility

(a)	Any individual whose (i) customary employment by a Participating Subsidiary is more than twenty (20) hours per week, (ii) customary employment by a Participating Subsidiary is for more than five (5) months in any calendar year; and (iii) employment by a Participating Subsidiary has continued for more than two (2) months prior to the beginning of an Offering Period, is eligible to participate in the Plan commencing with that Offering Period. Notwithstanding the foregoing, the Board shall have discretion, in subsequent Offering Periods, to exclude from the Plan one or more of the following categories of employees:

(1)	employees who have not been continuously employed by a Participating Subsidiary for such period as the Board may determine (but less than two (2) years), ending on the Offering Date; and

(2)	highly compensated employees who (x) have compensation in excess of a certain level, (y) are officers, or (z) are subject to the disclosure requirements of Section 16(a) of the Act.

(b)	In no event shall an employee be granted an Option under the Plan if, immediately after the grant, such employee (or any other person whose share would be attributed to such employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any related Company.

8. Participation in the Plan

The Board shall set forth procedures pursuant to which Participants may elect to participate in a given Offering Period under the Plan. Once a Participant elects to participate in an Offering Period, such employee shall automatically participate in all subsequent Offering Periods unless the employee (a) makes a new election or (b) withdraws from an Offering Period or from the Plan pursuant to Section 12 of the Plan.

9. Grant of Option on Enrollment

Each Participant who elects to participate in a given Offering Period shall be granted (as of the first date of the Offering Period) an Option to purchase (as of the Purchase Date) a number of Shares equal to the lesser of (i) the Maximum Share Amount reduced by any purchases that have already been made under the Plan during the same calendar year in which the purchases for this Offering Period will be made or (ii) the number determined by dividing the amount accumulated in such employee’s payroll deduction account during such Offering Period by the Purchase Price.

10. Purchase Price

The Purchase Price at which a Share will be sold for in a given Offering Period, as of the Purchase Date, shall be determined by the Board but shall not be less than eighty-five percent (85%) of the lesser of:

(a)	the Fair Market Value of a Share on the first day of the Offering Period; or

(b)	the Fair Market Value of a Share on the last day of the Offering Period.

Provided, however, that in the event (i) of any increase in the number of Shares available for issuance under the Plan as a result of a shareholder-approved amendment to the Plan (the date on which such amendment is approved, the “Approval Date”), and (ii) all or a portion of such additional Shares are to be issued with respect to one or more Offering Periods that are underway at the time of such increase (“Additional Shares”) and (iii) the Fair Market Value of a Share on the date of such increase (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Approval Date is deemed to be the first day of a new Offering Period, and the Purchase Price with respect to the Additional Shares shall be determined by the Board but shall not be less than eighty-five percent (85%) of the Approval Date Fair Market Value or the Fair Market Value of a Share on the Purchase Date, whichever is lower.

11. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares

Subject to Sections 12 and 13 of the Plan:

(a)	Payroll deductions shall be made on each day that Participants are paid during an Offering Period with respect to all Participants who elect to participate in such Offering Period. The deductions shall be made as a percentage of the Participant’s Compensation in one percent (1%) increments, from one percent (1%) to fifteen percent (15%) of such Participant’s Compensation, as elected by the Participant; provided, however, that no Participant shall be permitted to purchase Shares under this Plan (or under any other “employee stock purchase plan” within the meaning of Section 423(b) of the Code, of the Company or any of its Subsidiaries) with an aggregate Fair Market Value (as determined as of each Offering Date) in excess of U.S. $25,000.00 (or such lesser amount as determined by the Board in its sole discretion) for any one calendar year within the meaning of Section 423(b)(8) of the Code. For a given Offering Period, payroll deductions shall commence on the Offering Date and shall end on the related Purchase Date, unless sooner altered or terminated as provided in the Plan.

(b)	For each Offering Period, Participants will have a period of at least two (2) weeks prior to the Offering Date to elect the percentage of their Compensation to have deducted in said Offering Period under the Plan.

(c)	A Participant shall not change the rate of payroll deductions once an Offering Period has commenced. Unless a Participant makes a new election to change the rate of payroll deductions prior to the commencement of an Offering Period, the Participant’s most recent election will apply to such new Offering Period.

(d)	All payroll deductions made with respect to a Participant shall be credited to his or her Payroll Deduction Account under the Plan and shall be deposited with the general funds of the Company. Any administrative fee that may be assessed pursuant to Section 5 above may be deducted from a Participant’s Payroll Deduction Account. Interest shall accrue and shall be paid on the amounts credited to such Payroll Deduction Accounts as determined by the Board in its sole discretion. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. A Participant may not make any separate cash payment into his or her Payroll Deduction Account and payment for Shares purchased under the Plan may not be made in any form other than by payroll deduction.

(e)	On each Purchase Date, the Company shall apply all funds then in the Participant’s Payroll Deduction Account to purchase Shares (in whole and/or fractional Shares, as the case may be) pursuant to the Option granted on the Offering Date. In the event that the number of Shares to be purchased by all Participants in one Offering Period exceeds the number of Shares then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining Shares available for issuance under the Plan in as uniform a manner as shall be practicable and as the Board shall in its sole discretion determine to be equitable and (ii) all funds not used to purchase Shares on the Purchase Date shall be returned to the Participant.

(f)	A Participant shall have no interest or voting right in the Shares covered by his or her Option until such Option is exercised. Upon exercise, the Shares received by a Participant under this Plan will carry the same voting rights as other outstanding shares of the same class.

(g)	As soon as practicable following the end of each Offering Period, the number of Shares purchased by each Participant shall be deposited into an account established in the Participant’s name with the Plan Broker to be held by such Broker for the remainder of the two (2) year holding period set forth in Section 423(a)(1) of the Code. Unless otherwise permitted by the Board in its sole discretion, dividends that are declared on the Shares held in such account shall be paid in cash to the Participant.

(h)	Once the two (2) year holding period set forth in Section 423(a)(1) of the Code has been satisfied with respect to a Participant’s Shares, the Participant may (i) transfer his or her Shares to another brokerage account of Participant’s choosing, or (ii) request in writing that any whole Shares in his or her account with the Plan Broker be issued to him or her and that any fractional Shares remaining in such account be paid in cash to him or her. The Board may require, in its sole discretion, that the Participant bear the cost of transferring such Shares or issuing Shares. Any Participant who engages in a “Disqualifying Disposition” of his or her Shares within the meaning of Section 421(b) of the Code shall notify the Company of such Disqualifying Disposition in accordance with Section 20 of the Plan.

12.	Withdrawal

Each Participant may withdraw from an Offering Period or from the Plan under such terms and conditions as are established by the Board in its sole discretion. Upon a Participant’s withdrawal from an Offering Period or from the Plan, all accumulated payroll deductions in the Payroll Deduction Account shall be returned, with such interest as the Board may, in its sole discretion, determine to pay to such Participant and he or she shall not be entitled to any Shares on the Purchase Date or thereafter with respect to the Offering Period in effect at the time of such withdrawal. Such Participant shall be permitted to participate in subsequent Offering Periods by enrolling for a subsequent Offering Period or pursuant to such terms and conditions established by the Board in its sole discretion.

13.	Termination of Employment

A Participant whose employment is terminated for any reason shall cease to participate in the Plan upon his or her termination of employment. Upon such termination all payroll deductions credited to the Participant’s Payroll Deduction Account shall be returned, with such interest as the Board may, in its sole discretion, determine to pay to such Participant and such Participant shall have no future rights in any unexercised Options under the Plan.

14.	Adjustments upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Options granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares by reason of any Share dividend, split, reverse share split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Board without liability to any person will make such substitution or adjustment, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan, (ii) the Purchase Price and/or (iii) any other affected terms of such Options. An adjustment under this provision may have the effect of reducing the price at which Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Board shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares.

(b)	Change in Control. In the event of a Change in Control, the Board in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Option or Offering Period as of the date of the consummation of the Change in Control.

15.	Nontransferability

No Options granted under the Plan shall be transferred, assigned, pledged or otherwise disposed of in any way by the Participant otherwise than by will or by the laws of descent and distribution. Any such attempted transfer, assignment, pledge or other disposition shall be of no force or effect, except that the Board may treat such act as an election to withdraw from the Offering Period in accordance with Section 12. During the Participant’s lifetime Options shall be exercisable only by the Participant.

16.	No Right to Employment

The granting of an Option under the Plan shall impose no obligation on the Participating Subsidiary to continue the employment of a Participant and shall not lessen or affect the Participating Subsidiary’s right to terminate the employment of such Participant.

17.	Amendment or Termination of the Plan

The Plan shall continue until the earliest to occur of the following: (a) termination of the Plan by the Board, (b) issuance of all of the Shares reserved for issuance under the Plan, (c) February 3, 2020 or (d) failure to satisfy the conditions of Section 22 of the Plan. The Board may amend, alter or terminate the Plan, but no amendment, alteration or termination shall be made which, (a) without the approval of the shareholders of the Company, would (except as is provided in Section 14 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or (b) except as otherwise provided in Section 14(b), without the consent of a Participant, would impair any of the rights or obligations under any Option theretofore granted to such Participant under the Plan; provided, however, that (i) the Board may amend the Plan in such manner as it deems necessary to permit the granting of Options meeting the requirements of the Code or other applicable laws and (ii) the Board may terminate the Plan without the consent of the Participants so long as it returns all payroll deductions accumulated in the Participants’ Payroll Deduction Accounts together with such interest as the Board may, in its sole discretion, determine to pay.

18.	Tax Withholding

(a)	The Participant’s employer shall have the right to withhold from such Participant such withholding taxes as may be required by federal, state, local or other law, or to otherwise require the Participant to pay such withholding taxes. Unless the Board specifies otherwise, a Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company from the Shares otherwise to be received. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to the amount of such withholding taxes.

(b)	Notwithstanding anything set forth in Section 18(a), an option may not be exercised unless:

(i)	the Board considers that the issuance or transfer of Shares pursuant to such exercise would be lawful in all relevant jurisdictions; and

(ii)	in a case where, if the Option were exercised, the Company or a Participating Subsidiary would be obligated to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question would be liable by virtue of the exercise of the Option and/or for any social security contributions that would be recoverable from the person in question (together, the “Tax Liability”), that person has either:

(x)	made a payment to the Company or the relevant Participating Subsidiary of an amount at least equal to the Company’s estimate of the Tax Liability; or

(y)	entered into arrangements acceptable to the Company or the relevant Participating Subsidiary to secure that such a payment is made (whether by authorizing the sale of some or all of the Shares on his behalf and the payment to the Company or the relevant Participating Subsidiary of the relevant amount out of the proceeds of sale or otherwise).

19.	International Participants

With respect to Participants who reside or work outside the United States of America, the Board may, in its sole discretion, amend the terms of the Plan with respect to such Participants in order to conform such terms with the requirements of local or foreign law.

20.	Notices

All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

Willis North America Inc.
26 Century Boulevard
Nashville, TN 37214
Attention: Corporate Secretary

With a copy to:

Willis Group Holdings Public Limited Company
c/o Office of General Counsel
One World Financial Center
200 Liberty Street
New York, NY 10281
Attention: Company Secretary

21.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

22.	Effectiveness of the Plan

The Plan shall become effective on the date on which it was originally adopted by the Board of Directors of Willis Group Holdings Public Limited Company (the “Effective Date”); provided, however, that the Plan must be approved (or re-approved, as the case may be) by the shareholders of the Company within (12) months after the Effective Date or after a change in the granting corporation or Shares available hereunder. If shareholder approval (or re-approval) of the Plan is not obtained at the time of a Purchase Date, then all amounts withheld through payroll deductions shall be returned to the Participants without interest.

23.	Beneficiaries

Each Participant may from time to time designate one or more persons as his or her Beneficiary under the Plan. Such designation shall be made by filing a written notice of such designation on a form prescribed by the Board. Each Participant may at any time and from time to time, revoke or modify any previous beneficiary designation, without notice to or consent of any previously designated Beneficiary, by a further written designation. In the event of the death of a Participant, any Shares or payroll deductions accumulated in the Participants’ Payroll Deduction Account together with such interest as the Board may, in its sole discretion, determine to pay shall be paid to such Beneficiary. If no beneficiary designation shall be in effect at the time of a Participant’s death, any Shares or payroll deductions accumulated in the Participants’ Payroll Deduction Accounts together with such interest as the Board may, in its sole discretion, determine to pay shall be paid to the Participant’s estate.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date. INTERNET http://www.proxyvoting.com/wsh Willis Group Holdings Use the Internet to vote your proxy. Public Limited Company Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Fulfillment 6 8581-1 68778-1 FOLD AND DETACH HERE Proxy solicited by the Board of Directors of Willis Group Holdings Public Limited Company for the Annual General Meeting of Shareholders — April 21, 2010. Please mark your votes as indicated in X this example The Board of Directors of Willis Group Holdings Public Limited Company recommends a vote “FOR” each of the directors. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1.1 William W. Bradley 1.5 Sir Jeremy Hanley 1.9 James F. McCann 1.2 Joseph A. Califano 1.6 Robyn S. Kravit 1.10 Joseph J. Plumeri 1.3 Anna C. Catalano 1.7 Jeffrey B. Lane 1.11 Douglas B. Roberts The Board of Directors recommends a vote “FOR” proposals 2 and 3. 1.4 Sir Roy Gardner 1.8 Wendy E. Lane 2. Ratify reappointment of Deloitte LLP as auditors until the close of the next Annual General Meeting of shareholders and authorize the Board of Directors acting through the Audit Committee to fix the auditors’ remuneration. 3. Approve the Willis Group Holdings Public Limited Company 2010 North American Employee Stock Purchase Plan. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Willis Group Holdings Public Limited Company account online. Access your Willis Group Holdings Public Limited Company account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Willis Group Holdings Public Limited Company, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statements, the 2009 Annual Report to Shareholders and our Irish Statutory Accounts are available at: http://www.proxyvoting.com/wsh FOLD AND DETACH HERE WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS — APRIL 21, 2010 The undersigned being a shareholder of Willis Group Holdings Public Limited Company (the “Company”) hereby appoints Mr. Joseph J. Plumeri, if Mr. Plumeri is not present, any director of the Company or Adam G. Ciongoli, with full power of substitution, for and in the name of the undersigned, to vote all Ordinary Shares, nominal value U.S. $0.000115 per share, of the Company, that the undersigned would be entitled to vote if personally present at the 2010 Annual General Meeting of Shareholders, to be held in Dublin, Ireland and at any adjournment or postponement thereof, upon the matters described in the Notice of Annual General Meeting and Proxy Statement dated March 4, 2010, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. Address Change/Comments BNY MELLON SHAREOWNER SERVICES (Mark the corresponding box on the reverse side) P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) Fulfillment 68581-1 68778-1